UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 2)

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Filed by a Party other than the Registrant	☐

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☑	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Xcorporeal, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:

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Xcorporeal, Inc.
12121 Wilshire Blvd., Suite 350
Los Angeles, California 90025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER __, 2008

Dear Fellow Stockholders:

Our 2008 annual meeting of stockholders will be held at The Water Garden, 1620 26th Street, Sixth Floor, North Tower, Santa Monica, California, on Friday, October __, 2008, beginning at 10:00 a.m. local time. At the meeting, stockholders will vote on the following matters:

1.	Adoption of an amendment to our certificate of incorporation to provide for a classified board of directors and for stockholder action to be taken only at meetings;

2.	Election of directors to hold office until their successors are duly elected and qualified;

3.	Approval of the issuance of shares of our common stock to effectuate a technology transaction to acquire intellectual property rights relating to a wearable artificial kidney;

4.	Approval of an amendment to our certificate of incorporation to increase the number of authorized shares; and

5.	Any other matters that properly come before the meeting.

Stockholders of record as of the close of business on September __, 2008 are entitled to vote their shares by proxy or at the meeting or any postponement or adjournment thereof.

By order of the board of directors,

Terren S. Peizer
Executive Chairman of the Board

Los Angeles, California
September __, 2008

Whether or not you expect to be present at the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. No postage is required if mailed in the United States. Stockholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

Summary Term Sheet for Technology Transaction

The following is a summary of the principal terms of proposal three, for approval of the issuance of shares of our common stock to effectuate a technology transaction to acquire intellectual property rights relating to a wearable artificial kidney. This summary does not contain all information that may be important to you. We encourage you to read carefully this proxy statement, including the attached appendices, in their entirety.

The most material terms of the proposed transaction are summarized as follows:

•
National Quality Care, Inc. (NQCI) will grant, transfer and assign to our wholly-owned subsidiary Xcorporeal Operations, Inc. (Operations) all of the Technology defined in the License Agreement currently in effect between NQCI and Operations;

•	The Technology includes all patents and patent applications related to a Wearable Artificial Kidney (WAK), and other portable or continuous dialysis methods or devices;

•	We will issue and deliver 9,230,000 shares of our common stock to NQCI; and

•	Except for its definition, indemnification, representation and warranty provisions, the License Agreement shall thereafter be terminated and of no further force or effect.

A more detailed discussion of the Technology Transaction is contained under the heading “Proposal Three: Approval of Issuance of Stock for Technology Transaction,” beginning on page 16 of this proxy statement.

TABLE OF CONTENTS

ANNUAL MEETING OF STOCKHOLDERS OF XCORPOREAL, INC.	1
What is the purpose of the annual meeting?	1
Who is entitled to vote?	1
Who can attend the meeting?	1
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	1
What constitutes a quorum?	2
How do I vote?	2
Can I change my vote after I return my proxy card?	2
What are the board’s recommendations?	2
What vote is required to approve each item?	3
Who pays for the preparation of the proxy?	3
How can I obtain additional copies?	3
Annual report and other matters	3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	4
Who are the largest owners of our stock and how much stock do our directors and executive officers own?	4
Section 16(a) beneficial ownership reporting compliance	5
PROPOSAL ONE: AMENDMENT TO CERTIFICATE OF INCORPORATION TO PROVIDE FOR A CLASSIFIED BOARD OF DIRECTORS AND FOR STOCKHOLDER ACTION TO BE TAKEN ONLY AT MEETINGS	5
Consideration in Support of the Proposal	6
Other Considerations	6
PROPOSAL TWO: ELECTION OF DIRECTORS	6
Nominees standing for election	7
Recommendation of the Board	7
Information concerning our board of directors and our nominees to the board of directors	7
How are directors compensated?	9
How often did the board meet during 2007?	9
Which directors are independent?	9
What committees has the board established?	9
Audit committee	9
Compensation committee	9
Nominating committee	10
Annual meeting attendance	10
Do we have a code of ethics?	10

How can stockholders communicate with our board of directors?	10
Executive Officers	10
EXECUTIVE COMPENSATION	11
Executive Employment Agreements	11
OUTSTANDING EQUITY AWARDS AT LAST FISCAL YEAR-END	11
OPTIONS EXERCISED IN 2007	13
DIRECTOR COMPENSATION	14
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	15
PROPOSAL THREE: APPROVAL OF ISSUANCE OF STOCK FOR TECHNOLOGY TRANSACTION	16
PROPOSAL FOUR: APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES	19
COMPENSATION, DISCUSSION AND ANALYSIS	22
COMPENSATION COMMITTEE REPORT	27
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	27
Audit Fees	27
Audit related fees	27
Tax fees	27
All other fees	27
Audit committee’s pre-approval policies and procedures	28
2007 ANNUAL REPORT ON FORM 10-K	28
AUDIT COMMITTEE REPORT	28
OTHER BUSINESS	29
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING	29

2008 ANNUAL MEETING OF STOCKHOLDERS
OF
XCORPOREAL, INC.

PROXY STATEMENT

The enclosed proxy is solicited on behalf of Xcorporeal, Inc., a Delaware corporation, for use at our annual meeting of stockholders to be held on October __, 2008, beginning at 10:00 a.m. local time, at The Water Garden, 1620 26th Street, Sixth Floor, North Tower, Santa Monica, California.

The approximate date that this proxy statement, the accompanying notice of annual meeting and the enclosed form of proxy are being mailed to stockholders is September __, 2008. You should review this information in conjunction with our 2007 Annual Report on Form 10-KSB, which accompanies this proxy statement.

The Merger

On August 10, 2007, we and our wholly-owned subsidiary entered into a merger agreement with Xcorporeal Operations, Inc., formerly known as Xcorporeal, Inc. (“Operations"). The merger became effective on October 12, 2007. Operations became our wholly-owned subsidiary and changed its name to Xcorporeal Operations, Inc. We changed our name from CT Holdings Enterprises, Inc. to Xcorporeal, Inc. Information in this proxy statement for the fiscal year ended December 31, 2006 includes only our pre-merger information. Information provided for any date after October 12, 2007 reflects changes that occurred as a result of the merger. References to the “company,” “we,” “us” and “our” included both us and Operations, our wholly-owed subsidiary.

ANNUAL MEETING OF STOCKHOLDERS

What is the purpose of the annual meeting?

At the annual meeting, our stockholders will vote on an amendment to our certificate of incorporation, the election of directors, approval of the issuance of stock to effectuate a technology transaction, approval of an increase in the number of authorized shares and any other matters that properly come before the meeting. In addition, our management will report on our performance and respond to questions from our stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, September __, 2008, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring evidence of your share ownership, such as a copy of a brokerage statement, reflecting your stock ownership as of the record date and valid picture identification.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those beneficially owned.

If our shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with regard to those shares. As the stockholder of record, you have the right to grant your proxy directly to us to vote your shares on your behalf at the meeting, or the right to vote in person at the meeting. We have enclosed or sent a proxy card for you to use.

If you hold our shares in a stock brokerage account or your shares are held by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name,” and these materials have been forwarded to you by your broker or nominee, which is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote, and are also invited to attend the annual meeting so long as you bring a copy of a brokerage statement reflecting your ownership as of the record date. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from your broker or nominee giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting will constitute a quorum, permitting the meeting to conduct its business. As of September __, 2008, there were 14,704,687 shares of our common stock issued and outstanding, held by approximately 3,000 stockholders of record. Proxies received, but marked as abstentions, and broker non-votes will be included in calculating the number of shares considered present at the meeting for purposes of determining a quorum, but will not be counted as votes cast “for” or “against” any given matter.

If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting without further notice.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and you attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the board’s recommendations?
Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The board recommends a vote FOR adopting a classified board of directors, FOR allowing stockholder action only at meetings, FOR the election of each of the nominated slate of directors, FOR approval of the issuance of stock to effectuate a technology transaction, and FOR approval of the increase in the number of authorized shares. See “Classified Board of Directors,” “Election of Directors,” “Technology Transaction” and "Increase in Authorized Shares" below.

The board does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

Election of Directors. The affirmative vote of a plurality of the votes cast, either in person or by proxy, at the meeting by the holders of common stock is required for the election of directors. Broker non-votes will not be counted for purposes of the vote.

Other Items. For each other item, the affirmative vote of a majority of the votes cast, either in person or by proxy, at the annual meeting by the holders of common stock is required for approval. An abstention will be counted as a vote against since it is one less vote for approval of the shares present. Brokers do not have the authority to vote shares they hold on behalf of a beneficial holder in favor of any proposal, if they have not been instructed to do so by the beneficial holder. Broker non-votes will not affect the outcome since they are not considered shares present and entitled to vote for voting purposes.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum. Broker non-votes will not be counted for purposes of the vote.

Who pays for the preparation of the proxy?

We will pay the cost of preparing, assembling and mailing the notice of meeting, proxy statement and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses incurred in connection with these activities.

Our principal executive offices are located at 12121 Wilshire Boulevard, Suite 350, Los Angeles, California 90025, and our telephone number is (310) 923-9990. A list of stockholders entitled to vote at the annual meeting will be available at our offices, during normal business hours, for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.

How can I obtain additional copies?

If you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Xcorporeal, Inc.	Computershare Trust Company, N.A.
12121 Wilshire Blvd., Suite 350	350 Indiana Street, Suite 800
Los Angeles, California 90025	Golden, Colorado 80401
Telephone: (310) 923-9990	Telephone: (303) 262-0600
Attn: Investor Relations

We will provide free of charge to those persons that make a request in writing our (i) Annual Report on Form 10-KSB, any amendments thereto and the financial statements and any financial statement schedules filed by us with the Securities and Exchange Commission, or SEC, under Section 16(a) of the Securities Exchange Act of 1934, as amended, (ii) Audit Committee Charter, and (iii) Codes of Ethics. Our annual report and other periodic reports and any amendments thereto are also available on the SEC website at http://www.sec.gov by searching the EDGAR database for our filings.

Annual report and other matters

Our 2007 Annual Report on Form 10-KSB, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Audit Committee Report” below shall not be deemed filed with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of our stock and how much stock do our directors and executive officers own?

The following table sets forth certain information regarding the shares of common stock beneficially owned as of September __, 2008 by: (i) each person known to us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation Table set forth in the Executive Compensation section, and (iv) all such directors and officers as a group.

Name and address of beneficial owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Terren S. Peizer (2)	6,372,596	42.9%
Marc G. Cummins (3)	1,557,158	10.6%
Jay A. Wolf (4)	377,143	2.6%
Victor Gura (5)	125,000	0.8%
Daniel S. Goldberger	100,000	0.7%
Kelly J. McCrann (6)	120,000	0.8%
Hans-Dietrich Polaschegg	—	0.0%
Robert Weinstein (7)	95,000	0.6%
All directors and named executive officers as a group (8 persons)	8,746,879	59.0%

(1)	Unless otherwise indicated, the address of all of the above named persons is c/o Xcorporeal, Inc., 12121 Wilshire Blvd., Suite 350, Los Angeles, California 90025.

(2)
Includes 6,232,596 shares held of record by Consolidated National, LLC, of which Mr. Peizer is the sole managing member and beneficial owner. As of September __, 2008, 140,000 shares of Mr. Peizer’s stock options were vested and exercisable within 60 days.

(3)
Includes 1,577,158 shares held of record by Prime Logic Capital, LLC, CPS Opportunities, and GPC LXI, LLC. Mr. Cummins is a Managing Partner of Prime Capital, LLC. He disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Excludes warrants to purchase 150,000 shares held by OGT, LLC, an affiliate of Prime Logic which Mr. Cummins disclaims beneficial ownership in such shares except to the extent of his pecuniary interest therein.

(4)
Includes 357,143 shares held of record by Trinad Capital Master Fund Ltd. (the "Master Fund"), that may be deemed to be beneficially owned by Trinad Management, LLC, the investment manager of the Master Fund and Trinad Capital LP; a controlling stockholder of the Master Fund; Trinad Advisors GP, LLC, the general partner of Trinad Capital LP; and Jay Wolf a director of the issuer and a managing director of Trinad Management, LLC and a managing director of Trinad Advisors GP, LLC. Mr. Wolf disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. As of September __, 2008, 20,000 shares of Mr. Wolf’s stock options were vested and exercisable within 60 days.

(5)	As of September __, 2008, 125,000 shares of Dr. Gura’s stock options were vested and exercisable within 60 days.

(6)	As of September __, 2008, Mr. McCrann’s stock options were vested and exercisable.

(7)	As of September __, 2008, 75,000 shares of Mr. Weinstein’s stock options were vested and exercisable within 60 days.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined, upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and which are exercisable, convertible or exchangeable within such 60 day period, have been so exercised, converted or exchanged. Unless otherwise indicated above, the address of the shareholder is c/o Xcorporeal, Inc., 12121 Wilshire Boulevard, Suite 350, Los Angeles, California 90025.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. These insiders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. Based solely upon our review of copies of such forms we have received, and other information available to us, to the best of our knowledge, except for a Form 3 describing ownership of our securities by Mr. Goldberger and a Schedule 13D statement of acquisition of beneficial ownership by Consolidated National, LLC, all required forms have been filed on a timely basis.

PROPOSAL ONE: AMENDMENT TO CERTIFICATE OF INCORPORATION
TO PROVIDE FOR A CLASSIFIED BOARD OF DIRECTORS AND FOR
STOCKHOLDER ACTION TO BE TAKEN ONLY AT MEETINGS

Our current certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by the board of directors. The board has fixed the current number of directors at seven. The election and removal of directors is governed by our bylaws which provide that each director serves until the next annual meeting of stockholders or until his successor has been elected and qualified. Additionally, a director may be removed with or without cause by a majority vote of the stockholders, and stockholders may act by written consent.

The board has proposed to institute a classified board of directors consisting of three classes of directors. Each class must contain one-third of the total number of directors, or as near thereto as possible. The initial Class I and Class II will each consist of two directors and the initial Class III will consist of three directors. The directors proposed to be in each class are identified in the "Nominees Standing for Election " section under "Proposal Two: Election of Directors" of this proxy statement. The term of the Class I directors will expire at the next annual meeting of stockholders. The term of the Class II directors will expire at the second annual meeting following adoption of a classified board and the term of the Class III directors will expire at the third annual meeting following adoption of the classified board. Following the expiration of their initial terms, directors will be elected for terms of three years to succeed those whose terms expire. Because our directors will be directly affected by the classified board proposal, they may be deemed to have an interest in the outcome of the proposal.
In addition, the amended certificate would eliminate the ability of stockholders to act by written consent, and provide that stockholder action can only be taken at an annual or special meeting called by the board.

The full text of the amended and restated certificate of incorporation that are the subject of this proposal is set forth in Appendix A attached to this proxy statement. If the proposal is adopted, the board of directors will adopt a corresponding amendment to our bylaws, without separate shareholder consent.

Considerations in Support of the Proposal

The board of directors believes that the proposal will enhance its ability to protect stockholders against attempts to acquire control of the company by means of unfair or abusive tactics that exist in many unsolicited takeover attempts. The proposal would encourage persons seeking to acquire control of the company to engage in good faith, arms-length negotiations with the board regarding the structure of their proposal, rather than waging a hostile proxy contest, and would permit the board to engage in such negotiations from a stronger position. In addition, the proposal would facilitate our attracting and retaining qualified board members and hiring and retaining competent management personnel by increasing the likelihood of a stable corporate environment. The board also believes that ensuring continuity of service among board members and three-year commitments for board service is desirable.

Other Considerations

The proposal could have the effect of deterring third parties from initiating proxy contests or from acquiring substantial blocks of our shares. Such proxy contests and acquisitions of substantial blocks of shares tend to increase, at least temporarily, market prices for the target company's stock. Consequently, if the proposal is approved, our stockholders could be deprived of temporary opportunities to sell their shares at higher market prices. Moreover, by possibly deterring proxy contests or acquisitions of substantial blocks of our common stock, a classified board might have the incidental effect of inhibiting changes in incumbent management, some or all of whom may be replaced in the course of a change in control. The overall effect of the classified board and stockholder meeting requirement would be to render more difficult the accomplishment of acquisitions of control by hostile third parties.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. Abstentions will have the effect of a negative vote. Broker non-votes will not be counted for purposes of the vote.

Recommendation of the board

The board of directors unanimously recommends that you vote “FOR” amendment of our certificate of incorporation to provide for a classified board of directors and "FOR" allowing stockholder action only at meetings.

PROPOSAL TWO: ELECTION OF DIRECTORS

Our amended and restated bylaws, adopted upon the effectiveness of the merger, provide that the number of members on the board of directors shall be determined from time to time by resolution of the board. At present, our board of directors consists of seven members. If Proposal One, the classified board of directors proposal to be voted on at this annual meeting, is approved the board will be divided into three classes, Class I, Class II and Class III. The initial Class I directors will be elected for one year, the initial Class II directors for 2 years, and the initial Class III directors for three years. Upon the expiration of the initial staggered terms, directors will be elected for terms of three years, to succeed those whose terms have expired. If Proposal One is not approved, all nominees will be elected for a one-year term expiring at the next annual meeting of stockholders or until their successors are duly elected and qualified.

Nominees standing for election

The nominees for our board of directors are current directors Terren S. Peizer, Daniel S. Goldberger, Victor Gura, M.D., Marc G. Cummins, Kelly J. McCrann, Hans Polaschegg, Ph. D., and Jay A. Wolf. All of the directors’ terms expire at the annual meeting or until their successors are duly elected and qualified. If Proposal One is approved, Drs. Polaschegg and Gura will be elected as Class I directors, Messrs. Goldberger and McCrann will be elected as Class II directors, and Messrs. Cummins, Peizer and Wolf will be elected as Class III directors. The board of directors has no reason to believe that any nominee will refuse to act or be unable to accept election. However, if any of the nominees for director is unable to accept election or if any other unforeseen contingencies should arise, the board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the board.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director.

Recommendation of the board

The board of directors unanimously recommends that you vote “FOR” the election as directors of each of the nominees named above.

Information concerning our board of directors and our nominees to the board of directors

Our current directors and director nominees, the director class into which they will be elected if Proposal One passes, and their ages as of September __, 2008, are as follows:

Name	Class	Age	Position	Director Since
Terren S. Peizer	III	49	Executive Chairman of the Board	2007
Daniel S. Goldberger	II	49	Chief Executive Officer and Director	2007
Victor Gura, M.D.	I	65	Chief Medical and Scientific Officer and Director	2007
Marc G. Cummins	III	48	Director	2007
Kelly J. McCrann	II	52	Director	2007
Han Polaschegg, Ph. D.	I	65	Director	2007
Jay A. Wolf	III	35	Director	2007

Terren S. Peizer became the Chairman of Operations' Board of Directors in August 2006 and Executive Chairman in August 2007. From April 1999 to October 2003, Mr. Peizer served as Chief Executive Officer of Clearant, Inc., which he founded to develop and commercialize a universal pathogen inactivation technology. He served as Chairman of its board of directors from April 1999 to October 2004 and a Director until February 2005. From February 1997 to February 1999, Mr. Peizer served as President and Vice Chairman of Hollis-Eden Pharmaceuticals, Inc. In addition, from June 1999 through May 2003 he was a Director, and from June 1999 through December 2000 he was Chairman of the Board, of supercomputer designer and builder Cray Inc., and remains its largest beneficial stockholder. Mr. Peizer has been the largest beneficial stockholder and held various senior executive positions with several technology and biotech companies. In these capacities he has assisted the companies with assembling management teams, boards of directors and scientific advisory boards, formulating business and financial strategies, investor and public relations, and capital formation. Mr. Peizer has been a Director, Chairman of the Board and Chief Executive Officer of Hythiam, Inc., a healthcare services management company focused on delivering solutions for those suffering from alcoholism and other substance dependencies, since September 2003. Mr. Peizer has a background in venture capital, investing, mergers and acquisitions, corporate finance, and previously held senior executive positions with the investment banking firms Goldman Sachs, First Boston and Drexel Burnham Lambert. He received his B.S.E. in Finance from The Wharton School of Finance and Commerce.

Daniel S. Goldberger has served as our acting Chief Executive Officer since February 2008. He served as our President and Chief Operating Officer of Operations from October 2006 to August 2007. He also serves on the board of directors of Operations. Mr. Goldberger is the Chief Executive Officer of Sound Surgical Technologies, a privately held company developing ultrasonic technologies for aesthetic surgery. He has been the Chief Executive Officer of Glucon Inc., a privately held glucose monitoring business from 2004 to 2006. From 2001 to 2004, Mr. Goldberger served as President and as a Director of the Medical Group of OSI Systems, Inc. (NASDAQ: OSIS), which included the Spacelabs, Dolphin, Osteometer product lines with combined revenue approaching $250 million. Mr. Goldberger was also the co-founder of Optiscan Biomedical Corporation, where he served as Director from 1994 to 2001 and also served as its Vice President from 1994 to 1998 and then as its President from 1998 to 2001. Mr. Goldberger has over 25 years of management experience with large and small medical device companies, including Nellcor and Square One Technology. He received his B.S.M.E. from Massachusetts Institute of Technology and his M.S.M.E. from Stanford University.

Victor Gura, M.D. became Operations' Chief Medical and Scientific Officer in December 2006, and became a member of the Board of Directors in October, 2006. He served as Chief Scientific Officer of National Quality Care, Inc. from 2005 to November 2006. He was formerly its Chairman of the Board, President and Chief Executive Officer. Dr. Gura is board certified in internal medicine/nephrology. He has been a director and principal shareholder of Medipace Medical Group, Inc. in Los Angeles, California, since 1980. Dr. Gura has been an attending physician at Cedars-Sinai Medical Center since 1984 and the medical director of Los Angeles Community Dialysis since 1985. He also serves as a Clinical Assistant Professor at UCLA School of Medicine. He was a fellow at the nephrology departments at Tel Aviv University Medical School and USC Medical Center. Dr. Gura received his M.D. from School of Medicine, Buenos Aires University.

Marc G. Cummins became a member of Operations' Board of Directors in November 2006. He is a Managing Partner of Prime Capital, LLC, a private investment firm focused on consumer companies. Prior to founding Prime Capital, Mr. Cummins was managing partner of Catterton Partners, a private equity investor in consumer products and service companies with over $1 billion of assets under management. He has served as a director of Hythiam, Inc. since 2004. Prior to joining Catterton in 1998, Mr. Cummins spent fourteen years at Donaldson, Lufkin & Jenrette Securities Corporation where he was Managing Director of the Consumer Products and Specialty Distribution Group, and was also involved in leveraged buyouts, private equity and high yield financings. Mr. Cummins received a B.A. in Economics, magna cum laude, from Middlebury College, where he was honored as a Middlebury College Scholar and is a member of Phi Beta Kappa. He also received an M.B.A. in Finance with honors from The Wharton School at University of Pennsylvania.

Kelly J. McCrann was appointed as a member of Operations' Board of Directors in August 2007. Mr. McCrann is a senior healthcare executive with extensive experience in board governance, strategic leadership, profit and loss management and strategic transactions. He was most recently Senior Vice President of DaVita Inc., where he was responsible for all home based renal replacement therapies for the United States’ second largest kidney dialysis provider. Prior to that, Mr. McCrann was the Chief Executive Officer and President of PacifiCare Dental and Vision, Inc. Mr. McCrann has held positions of increasing responsibility at Professional Dental Associates, Inc., Coram Healthcare Corporation, HMSS, Inc. and American Medical International. He is a graduate of the Harvard Business School and began his career as a consultant for KPMG and McKinsey & Company.

Hans-Dietrich Polaschegg, PhD. serves as a consultant to the medical device industry. From 1979 to 1994, Dr. Polaschegg held positions of increasing responsibility at Fresenius AG, a global leader in the manufacture of dialysis products. As Head of Research and Development of the medical systems division of Fresenius, he designed three hemodialysis machines. Dr. Polaschegg holds 88 medical technology patents and is credited with inventing electrolyte balancing, thermal energy balancing, safe dialysate filtering, blood volume monitoring by ultrasound density, and safe on-line hemodiafiltration. He is a member of several international American and European standard committees including Chairman of the Extracorporeal Circulation and Infusion and Technology Committee. Dr. Polaschegg received his PhD in Nuclear Physics from Technical University of Vienna in Austria.

Jay A. Wolf became a member of Operations' Board of Directors in November 2006. He has over a decade of investment and operations experience in a broad range of industries. His investment experience includes: senior and subordinated debt, private equity (including leveraged transactions), mergers & acquisitions and public equity investments. Since 2003, Mr. Wolf has served as a Managing Director of Trinad Capital. From 1999 to 2003, he served as the Executive Vice President of Corporate Development for Wolf Group Integrated Communications Ltd. where he was responsible for our acquisition program. From 1996 to 1999, Mr. Wolf worked at Canadian Corporate Funding, Ltd., a Toronto-based merchant bank in the senior debt department and subsequently for Trillium Growth, the firm’s venture capital Fund. He sits on the boards of Shells Seafood Restaurants, Prolink Holdings Corporation, Optio Software, Inc. and Starvox Communications, Inc. Mr. Wolf received a Bachelor of Arts from Dalhousie University.

How are directors compensated?

Compensation. Each of our directors has been granted warrants or options to purchase shares of our common stock. Our directors do not receive cash compensation for their services as directors. All members of the board of directors receive reimbursement for actual travel-related expenses incurred in connection with their attendance at meetings of the board or committees.

Options. Directors are eligible to receive options under our 2007 Incentive Compensation Plan.

How often did the board meet during 2007?

During the fiscal year 2007, there were two formal meetings of the board of directors. All directors attended 75% or more of the aggregate of meetings of the board of directors and their committees held during their respective terms.

Which directors are independent?

After review of all of the relevant transactions or relationships of each director and his family members, our board of directors has determined that Messrs. Cummins, McCrann and Wolf and Dr. Polaschegg are independent as defined by the applicable AMEX rules. There are no family relationships among any of our directors, executive officers or key employees.

What committees has the board established?

As of the effective date of the merger, the board of directors established an audit committee, compensation committee, and nominating committee. The board also adopted written corporate governance guidelines for the board and a written committee charter for each of the board’s committees, describing the authority and responsibilities delegated to each committee by the board of directors. A copy of our audit committee charter, compensation committee charter and nominating committee charter can be found on our website at http://www.xcorporeal.com.

Audit committee

Prior to their resignation upon effectiveness of the merger, the audit committee consisted of Chris A. Economou and Mark Rogers. The audit committee held four meetings during 2007.

The audit committee currently consists of Marc G. Cummins, Kelly J. McCrann and Jay A. Wolf. The board of directors has determined that each of the members is independent as defined by the applicable AMEX rules, meet the applicable requirements for audit committee members, including Rule 10A-3(b) under the Securities and Exchange Act of 1934, as amended, and, that Mr. Wolf qualifies as an audit committee financial expert as defined by Item 401(h)(2) of Regulation S-K. The duties and responsibilities of the audit committee include:  (i) selecting, evaluating and, if appropriate, replacing our independent registered accounting firm, (ii) reviewing the plan and scope of audits, (iii)  reviewing our significant accounting policies, any significant deficiencies in the design or operation of internal controls or material weakness therein and any significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation, and (iv) overseeing related auditing matters.

Compensation committee

Prior to the effectiveness of the merger, we did not have a compensation committee, but the entire the board reviewed the compensation and employee benefits of our officers.

The compensation committee currently consists of Kelly J. McCrann and Jay A. Wolf, each of whom is independent as defined by the applicable AMEX rules. The compensation committee reviews and recommends to the board of directors for approval the compensation of our executive officers.

Nominating committee

Prior to the effectiveness of the merger, we did not have a nominating committee, as nominations were made by the independent members of the board as a whole.

The nominating committee currently consists of Marc. G. Cummins and Hans Polaschegg. The committee nominates new directors and oversees corporate governance matters.

The nominating committee will consider director candidates that are suggested by members of the board, as well as by management and stockholders. The committee may also retain a third-party executive search firm to identify candidates. The process for identifying and evaluating nominees for director involves reviewing potentially eligible candidates, conducting background and reference checks, interviewing the candidate and others (as schedules permit), meeting to consider and approve the candidate and, as appropriate, preparing and presenting to the full board an analysis with regard to particular recommended candidates. The nominating committee considers a potential candidate’s experience, areas of expertise, and other factors relative to the overall composition of the board. The committee endeavors to identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members, are expected to serve the long term interest of our stockholders and contribute to our overall corporate goals.

Annual meeting attendance

Mr. Peizer was the only director who attended our annual meeting of stockholders in 2007. Upon effectiveness of the merger, we adopted a policy for attendance by the board of directors at our annual stockholder meetings which encourages directors, if practicable and time permitting, to attend our annual stockholder meetings.

Do we have a code of ethics?

Upon effectiveness of the merger, we adopted a Code of Ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, and others performing similar functions. A copy of our Code of Ethics can be found on our website at http://www.xcorporeal.com.

How can stockholders communicate with our board of directors?

Our board of directors believes that it is important for our stockholders to have a process to send communications to the board. Accordingly, stockholders desiring to send a communication to the board or a specific director may do so by sending a letter addressed to the board of directors or any individual director at the address listed in this proxy statement. All such letters must identify the author as a stockholder. Our corporate secretary will open the communications, make copies and circulate them to the appropriate director or directors.

Executive officers

Our executive officers are elected annually by the board of directors and serve at the discretion of the board of directors. There are no family relationships among any of our directors, executive officers or key employees. We consider Terren S. Peizer, Daniel S. Goldberger and Robert Weinstein to be our executive officers.

The following sets forth certain information with respect to our executive officers (other than director information which was disclosed under “Information Concerning our Board of Directors and Nominees to the Board of Directors” above):

Name	Age	Position
Robert Weinstein	48	Chief Financial Officer and Secretary

Robert Weinstein was appointed our Chief Financial Officer in October 2007. He also serves on the board of directors of Operations. He was appointed as Chief Financial Officer of Operations in August 2007. Prior to joining us, Mr. Weinstein served as Vice President, Director of Quality Control & Compliance of Citi Private Equity Services (formerly BISYS Private Equity Services) New York, NY, a worldwide private equity fund administrator and accounting service provider. In 2005, Mr. Weinstein was the Founder, Finance & Accounting Consultant for EB Associates, LLC, Irvington, NY, an entrepreneurial service organization. From December 2002 to November 2004, Mr. Weinstein served as the Chief Financial Officer for Able Laboratories, Inc., which filed Chapter 11 bankruptcy in July 2005. In 2002, he served as Acting Chief Financial Officer of Eutotech, Ltd., Fairfax, VA, a distressed, publicly traded early-stage technology transfer and development company. Mr. Weinstein received his M.B.A., Finance & International Business from the University of Chicago, Graduate School of Business, and a B.S. in Accounting from the State University of New York at Albany. Mr. Weinstein is a Certified Public Accountant (inactive) in the State of New York.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation received by the named executive officer during the fiscal years ended December 31, 2007 and 2006:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Daniel S. Goldberger, Former President & COO (1)
	2007	$219,898	$-	$-	$238,457	$-	$-	$-	$458,355
	2006	$35,170	$-	$-	$70,497	$-	$-	$-	$105,667

Victor Gura, Chief Medical and Scientific Officer (2)
	2007	$455,000	$-	$-	$855,901	$-	$-	$19,500	$1,330,401
	2006	$35,000	$-	$-	$88,121	$-	$-	$-	$123,121

Peter Sotola, Former President (3)
	2007	$-	$-	$-	$-	$-	$-	$-	$-
	2006	$3,000	$-	$-	$-	$-	$-	$-	$3,000

Robert Stefanovich, Former Interim Chief Financial Officer (4)
	2007	$-	$-	$-	$-	$-	$-	$305,217	$305,217
	2006	$-	$-	$-	$-	$-	$-	$-	$-

Winson Tang, Former Chief Operating Officer (5)
	2007	$156,250	$-	$-	$287,161	$-	$-	$-	$443,411
	2006	$-	$-	$-	$-	$-	$-	$-	$-

Robert Weinstein, Chief Financial Officer
	2007	$100,128	$21,400	$-	$175,564	$-	$-	$-	$297,092
	2006	$-	$-	$-	$-	$-	$-	$-	$-

(1) Mr. Goldberger resigned as President & COO on August 10, 2007.

(2) Dr. Gura receives an auto allowance pursuant to his employment agreement.

(3) Mr. Sotola resigned as president on October 13, 2006.

(4) Mr. Stefanovich served as an interim CFO with his services terminated as of December 27, 2007. He was paid as an independent consultant.

(5) Effective May 12, 2008, Dr. Tang ceased to be our chief operating officer. Effective August 15, 2008, Dr. Tang is no longer employed by us.

Executive employment agreements

There were no employment agreements in effect during the years ended December 31, 2006 and 2005.

Executive Chairman

On August 10, 2007, Terren S. Peizer entered into an Executive Chairman Agreement with Operations for an initial term of three years with automatic one-year renewals, which Executive Chairman Agreement has been assumed by us. His base compensation is $450,000 per annum as of July 1, 2007, with a signing bonus of $225,000. Mr. Peizer will be entitled to receive an annual bonus at the discretion of the Board based on performance goals and targeted at 100% of his base compensation. He is also eligible to participate in any equity incentive plans adopted by us. In the event Mr. Peizer’s position is terminated without good cause or he resigns for good reason, we will be obligated to pay Mr. Peizer in a lump sum an amount equal to three years’ base compensation bonus plus 100% of the targeted bonus.

Chief Executive Officer

On January 25, 2008, Daniel S.Goldberger entered into a Services Agreement pursuant to which he is currently paid $12,500 per month on a month-to-month basis. Mr. Goldberger was appointed to act as Chief Executive Officer in February 2008.

Chief Financial Officer

On August 10, 2007, Robert Weinstein entered into an Employment Agreement with Operations with an initial term of three years, with automatic one year renewals, which Employment Agreement has been assumed by us. His base salary is $275,000 per annum. Mr. Weinstein will be entitled to receive an annual bonus at the discretion of the Board based on performance goals and targeted at 50% of his annual salary. In addition to any perquisites and other fringe benefits provided to other executives, Mr. Weinstein received options to purchase 300,000 shares of common stock under the Operations 2006 Incentive Compensation Plan at an exercise price of $7.00 per share and vesting at a rate of 25% per year, which options have been assumed under our 2007 Incentive Compensation Plan. In the event Mr. Weinstein is terminated by us without good cause or he resigns for good reason, as such terms are defined in the Employment Agreement, we will be obligated to pay Mr. Weinstein in a lump sum an amount equal to 12 months salary and benefits.

Chief Medical and Scientific Officer

On November 30, 2006, Victor Gura, M.D. entered into an Employment Agreement with Operations for a term of four years, which Employment Agreement has been assumed by us. In October 2007, Dr. Gura became our Chief Medical and Scientific Officer, which position he has held with Operations since December 2006. Dr. Gura has been a member of our board of directors since October 2007, and was appointed as a member of the board of directors of Operations in October 2006. His initial annual base salary is $420,000. Dr. Gura is eligible to receive discretionary bonuses on an annual basis targeted at 50% of his annual salary. Additionally, Dr. Gura was granted 500,000 stock options at an exercise price of $5 per share under the Operations 2006 Incentive Compensation Plan. These options, which were assumed under our 2007 Incentive Compensation Plan, will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the original grant date and expire November 14, 2011. He will also be granted options to purchase an additional 500,000 shares of our common stock upon FDA approval of our first product. Dr. Gura is eligible to receive reimbursement of reasonable and customary relocation expenses as well as health, medical, dental insurance coverage and insurance for accidental death and disability. In the event he is terminated by us without good cause or if he resigns for good reason, as such terms as are defined in the Employment Agreement, we will be obligated to pay Dr. Gura in a lump sum an amount equal to two year’s salary plus 200% of the targeted bonus. In addition all stock options granted to Dr. Gura will vest immediately.

Dr. Gura’s agreement provides for medical insurance and disability benefits, severance pay if his employment is terminated by us without cause or due to change in our control before the expiration of the agreement, and allows for bonus compensation and stock option grants as determined by our Board of Directors. The agreement also contains a restrictive covenant preventing competition with us and the use of confidential business information, except in connection with the performance of his duties for us, for a period of two years following the termination of his employment with us.

Confidentiality agreements

Each employee is required to enter into a confidentiality agreement. These agreements provide that for so long as the employee works for us, and after the employee’s termination for any reason, the employee may not disclose in any way any of our proprietary confidential information.

Limitation on liability and indemnification matters

Our certificate of incorporation and amended and restated bylaws limit the liability of directors and executive officers to the maximum extent permitted by Delaware law. The limitation on our directors’ and executive officers’ liability may not apply to liabilities arising under the federal securities laws. Our certificate of incorporation and amended and restated bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors and executive officers pursuant to our certificate of incorporation and amended and restated bylaws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

OUTSTANDING EQUITY AWARDS AT LAST FISCAL YEAR-END

The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards for each named executive officer outstanding as of December 31, 2007:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (#)

Daniel S. Goldberger, Former President & COO (1)	40,000	160,000	200,000	$5.00	November 14, 2016	-	-	-	-

Victor Gura, Chief Medical and Scientific Officer	125,000	375,000	500,000	$5.00	November 14, 2016	-	-	-	-

Terren S. Peizer, Chairman of the Board	140,000	560,000	700,000	$5.00	November 14, 2011	-	-	-	-

Peter Sotola, Former President (2)	-	-	-	$-	-	-	-	-	-

Winson Tang, Former Chief Operating Officer (3)	-	300,000	300,000	$7.00	May 11, 2017	-	-	-	-

Robert Weinstein, Chief Financial Officer	-	300,000	300,000	$7.00	August 10, 2017	-	-	-	-

(1) Mr. Goldberger resigned as President & COO on August 10, 2007.

(2) Mr. Sotola resigned as president on October 13, 2006.

(3) Effective May 12, 2008, Dr. Tang ceased to be our chief operating officer. As of August 15, 2008, he ceased to be employed by us.

OPTIONS EXERCISED IN 2007

No options were granted or exercised during the year ended December 31, 2007. We did not have a defined benefit pension plan or a defined contribution plan and the named executive officers received no benefits under any retirement plan during the year ended December 31, 2007. We also had no deferred compensation plans during the year ended December 31, 2007. Upon effectiveness of the merger, all outstanding options were cancelled.

DIRECTOR COMPENSATION

The following table provides information regarding compensation that was paid to the individuals who served as directors during the year ended December 31, 2007. Except as set forth in the table, during 2006, directors did not earn nor receive cash compensation or compensation in the form of stock awards, option awards or any other form.

The following table reflects the compensation of directors for our fiscal year ended December 31, 2007:

DIRECTOR COMPENSATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of the material terms of the agreements and arrangements involving us and our subsidiaries.

Related Party Transactions

In connection with the contribution of the assets to our company, we issued to Consolidated National, LLC (CNL), of which our Chairman is the sole managing member and beneficial owner, an aggregate of 9,600,000 shares of common stock of which 6,372,596 shares are still held by CNL.

Our Chief Medical and Scientific Officer and director of our Company, Dr. Victor Gura, owns 13,453,250 shares of common stock of NQCI (or approximately 22.2% of NQCI's common stock outstanding as of April 30, 2008) with whom we entered into a license agreement. In addition, Medipace Medical Group, Inc., an affiliate of Dr. Gura, owns 800,000 shares of common stock of NQCI (or approximately 1.3% of NQCI's common stock outstanding as of April 30, 2008).

Pursuant to a consulting agreement effective December 1, 2007, Daniel S. Goldberger, director, will provide consulting services as a management consultant to us with a devotion of at least 80 hours per month of services. In consideration of the services, we shall pay Mr. Goldberger $15,000 per month during the first two months and $12,500 per month thereafter. The term of the services is effective December 1, 2007 and will continue on a month to month basis.

Our Chief Medical and Scientific Officer maintains an office located at 9100 Wilshire Blvd., Suite 360W, Beverly Hills, CA 91202. Pursuant to the reimbursement agreement effective January 29, 2008, we will reimburse 50% of the rental and 50% of his monthly parking. The term of the agreement shall commence on April 23, 2007, date of the office lease agreement, and continue until the date on which he ceases to use the remote office to perform his duties as our Chief Medical and Scientific Officer.

PROPOSAL THREE: APPROVAL OF ISSUANCE OF STOCK FOR TECHNOLOGY TRANSACTION

Summary

We are seeking approval from our stockholders to issue shares of our common stock in order to obtain ownership of intellectual property rights relating to medical technologies currently licensed by by our wholly-owned subsidiary Xcorporeal Operations, Inc. (Operations). The most material terms of the proposed transaction are summarized as follows:

•	National Quality Care, Inc. (NQCI) will grant, transfer and assign to Operations all of the Technology defined in the License Agreement;

•	The Technology includes all patents and patent applications related to a Wearable Artificial Kidney (WAK), and other portable or continuous dialysis methods or devices;

•	We will issue and deliver 9,230,000 shares of our common stock to NQCI; and

•	Except for its definition, indemnification, representation and warranty provisions, the License Agreement shall thereafter be terminated and of no further force or effect.

Background of the Technology Transaction

We are a medical device company developing an innovative extra-corporeal platform technology to be used in devices to replace the function of various human organs. These devices will seek to provide patients with improved, efficient and cost effective therapy. The platform leads to three initial products:

•	a Portable Artificial Kidney (PAK) for hospital Renal Replacement Therapy (RRT);

•	a PAK for home hemodialysis; and

•	a WAK for continuous ambulatory hemodialysis.

We have completed functional prototypes of our hospital and home PAKs. that we plan to commercialize after 510(k) notification clearance from the Food and Drug Administration (FDA) which we plan to seek by next year. We have demonstrated a feasibility prototype of the WAK which we plan to continue to develop; commercialization of the WAK will require development of a functional prototype and likely a full pre-market approval by the FDA, which could take several years or longer.

Our rights to the WAK derive in part from a License Agreement dated September 1, 2006 between Operations and NQCI, pursuant to which we obtained the exclusive rights to the technology designated therein. A copy of the License Agreement is attached as Appendix B to this proxy statement.

On September 1, 2006, Operations also entered into a Merger Agreement with NQCI which contemplated that we would acquire NQCI as a wholly owned subsidiary pursuant to a triangular merger, or we would issue shares of our common stock to NQCI stockholders in consideration of the assignment of the technology relating to our WAK and other medical devices (the “Technology Transaction”). The agreement provided in Section 6(A)(4) that Operations had no obligation to issue or deliver any shares after December 31, 2006, unless the Parties mutually agreed to extend such date, which they did not. In addition, on December 29, 2006, NQCI served us with written notice that it was terminating the Merger Agreement, which we accepted. Accordingly, the merger was not consummated. A copy of the Merger Agreement is attached as Appendix C to this proxy statement.

On December 1, 2006, Operations initiated arbitration proceedings against NQCI for its breach of the License Agreement, which remains pending. NQCI claimed the License Agreement was terminated, and we sought a declaration that the License Agreement remained in effect until the Closing of the Merger or Technology Transaction. We later amended our claims to seek damages for NQCI’s failure to perform its obligations under the License Agreement. NQCI filed counterclaims seeking to invalidate the License Agreement and claiming monetary damages against us. NQCI also filed claims against Dr. Gura, claiming he breached his obligations to NQCI by agreeing to serve on our board of directors. Following a hearing and extensive briefing, the arbitrator denied both parties’ claims for damages. Although NQCI never filed an amendment to its counterclaims to seek specific performance, on June 9, 2008, the arbitrator issued an Interim Award granting specific performance of the Technology Transaction.

The Interim Award stated that the total aggregate shares of stock to be received by NQCI stockholders at the Closing should equal 48% of all Operations shares outstanding as of the date of the Merger Agreement. On September 1, 2006, there were 10,000,000 shares of Operations common stock outstanding. NQCI proposed four possible share interest awards, arguing that it was entitled to between 9,600,000 and 17,130,293 shares, representing a 48% or 54% interest based on Operations shares outstanding at the time of the Merger Agreement or our present number of outstanding shares.

On August 4, 2008, the arbitrator issued a Second Interim Award, stating that, if we desire to close the Technology Transaction, we must obtain approval from a majority of our stockholders and issue 9,230,000 shares of our common stock. The Second Interim Award states that this number of shares is 48% of 19,230,000 shares, the total number of shares necessary to put our 52% interest at 10,000,000 shares. As of September __, 2008, there were 14,704,687 shares of our common stock issued and outstanding. Accordingly, following Closing of the Technology Transaction, NQCI stockholders would own approximately 39% of our total outstanding shares. The arbitrator found that, with the exception of shareholder approval, virtually all conditions to Closing the Technology Transaction have been waived. Upon Closing of the Technology Transaction, all of the Technology will be our sole and exclusive property.

The Second Interim Award also states that, contrary to the assertions made by NQCI, the License Agreement will remain in full force and effect until the Technology Transaction closes or the arbitrator determines that it will never close. Upon Closing of the Technology Transaction, the License Agreement will terminate, and we will own all of the Technology.

The arbitrator has not ordered us to close the Technology Transaction. However, the Second Interim Award states that, if our stockholders fail to approve the issuance of stock to effectuate the Technology Transaction, all of the Technology covered by the License shall be declared the sole and exclusive property of NQCI, and the arbitrator shall schedule additional hearings to address two questions: whether the PAK technology is included within that Technology, and whether NQCI is entitled to compensatory damages and the amount of damages under these circumstances.

On August 15, 2008, the arbitrator awarded NQCI $1.87 million of over $4 million it claimed in attorneys’ fees and costs, stating that NQCI’s lack of success and other factors warranted a substantial reduction in the sums claimed. The arbitrator stated in pertinent part: “National’s success in the arbitration has been only partial and this is directly relevant to the question of the quantum of attorneys’ fees which should be awarded. … National sought eight or nine figure damages, but was awarded none. … Further, National asserted claims for fraud, interference with contract, and other torts, all of which were rejected. This lack of success warrants a substantial reduction in the sums claimed.” NQCI asked for a total of $4.04 million in attorneys’ fees and costs. The arbitrator awarded NQCI a total of $1.87 million.

On September 4, 2008, the arbitrator issued an order that we should issue and deliver the 9,230,000 shares directly to NQCI, rather than directly to NQCI stockholders, if we obtain stockholder approval and elect to proceed with the Technology Transaction.

Shares to be Issued

We are seeking approval from our stockholders to issue 9,230,000 shares of our common stock to NQCI in order to obtain ownership of intellectual property rights described above. As of September __, 2008, there were 14,704,687 shares of our common stock issued and outstanding. Accordingly, following Closing of the Technology Transaction, NQCI would own approximately 39% of our total outstanding shares. As set forth under Security Ownership of Certain Beneficial Owners and Management on page 4 of this proxy statement, Consolidated National, LLC (CNL), of which the Executive Chairman of our board of directors, Terren Peizer, is the sole managing member, owns 6,232,596 shares, or approximately 42% of our currently outstanding shares of common stock, and investment funds for which Prime Logic Capital, LLC, of which our director, Marc Cummins, is a managing partner, is an investment manager, beneficially own 1,577,158 shares, or approximately 11% of our currently outstanding shares of common stock. Following the Closing of the Technology Transaction, CNL and Prime Logic would beneficially own or control approximately 26% and 7% of our outstanding shares, respectively.

As a result, NQCI may have the ability to substantially influence the outcome of issues submitted to our stockholders. The interests of NQCI may not coincide with our interests or the interests of other stockholders, and it may act in a manner that advances its best interests and not necessarily those of other stockholders. One consequence to this substantial interest is that it may deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

The Technology

Section 6.B(1) of the Merger Agreement provides that, at the Closing of the Technology Transaction, NQCI shall absolutely, unconditionally, validly and irrevocably sell, transfer, grant and assign to Operations all of the Technology, including, but not limited to, the inventions embodied or described in the Licensor Patents and Patent Applications as defined in the License Agreement.

“Technology” includes all existing and hereafter developed Intellectual Property, Know-How, Licensor Patents, Licensor Patent Applications, Derivative Works, and any other technology invented, improved or developed by NQCI, or as to which NQCI owns or holds any rights, arising out of or relating to the research, development, design, manufacture or use of:

(a)	any medical device, treatment or method as of September 1, 2006;

(b)	any portable or continuous dialysis methods or devices, specifically including any wearable artificial kidney, or Wearable Kidney, and related devices;

(c)	any device, methods or treatments for congestive heart failure; and

(d)	any artificial heart or coronary device.

“Intellectual Property” includes:

(a)	patents, patent applications, and patent rights;

(b)	trademarks, trademark registrations and applications;

(c)	copyrights, copyright applications, and copyright registrations; and

(d)	trade secrets, confidential information and know-how.

“Licensed Products” includes all products based on or derived from the Technology, including, but not limited to the Wearable Kidney and all related devices, whether now-existing or hereafter developed

Accounting for the transaction

The Technology Transaction will be accounted for as a purchase of the Technology in exchange for shares of our common stock. In accordance with FASB 142, Goodwill and Other Intangible Assets, and related interpretations and amendments, the intellectual property rights we will obtain in the Technology Transaction will be valued based on the fair value of the shares on the date of issuance. In considering FASB 2, Accounting for Research and Development Costs, and its related interpretations, if we determine that it is in process research and development, we will expense the value of the intellectual property, and if we determine that the intellectual property is economically viable, we will capitalize it as an asset, with the intellectual property not amortized or impaired under FASB 142 until it is placed into service. Prior to placing the intellectual property into service, we will assess the intellectual property for impairment in accordance with FASB 142. Once the Technology is placed into service, we will assess impairment in accordance with FASB 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Federal income tax consequences

For federal income tax purposes, we believe the Technology Transaction will be considered a taxable sale of assets by NQCI, based on the fair market value of the shares of stock we issue to NQCI to purchase such assets. NQCI may incur taxable income as a result of the sale. NQCI may be required to recognize gain or loss equal to the difference between: (i) the fair market value of our common stock received in the exchange, and (ii) NQCI's tax basis in the assets surrendered therefor. The gain or loss recognized would be long-term capital gain or loss if NQCI’s holding period was more than one year. We do not believe that we or any of our stockholders will incur any tax liability as a result of the Technology Transaction. We expect that there will be no material federal income tax consequences of the Technology Transaction on our stockholders.

The above determination is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the Technology Transaction.

Any discussion of federal tax issues in this information statement is not intended or written to be used as tax advice. To ensure compliance with IRS Circular 230, shareholders are hereby notified that: (A) any discussion of federal tax issues in this information statement is not intended or written to be used, and it cannot be used by shareholders, for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code; (B) such discussion is written to support the transactions or matters addressed herein; and (C) shareholders should seek advice based on their particular circumstances from an independent tax advisor.

The discussion set forth above does not address all U.S. federal income tax considerations that may be relevant to stockholders in light of their particular circumstances, and does not apply to stockholders that are subject to special rules under U.S. federal income tax laws. This discussion assumes that the transaction will be considered a taxable sale of assets by NQCI. However, we have not requested nor will we request a ruling from the Internal Revenue Service or an opinion of counsel with regard to any of the tax consequences of the Technology Transaction. The Internal Revenue Service may assert a contrary position, and it is possible that the Internal Revenue Service may successfully assert a contrary position in litigation or other proceedings.

Stockholders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the Technology Transaction based on their own circumstances, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Interests of a Director and Officer

According to NQCI’s most recent annual report, Dr. Victor Gura, one of our directors and our chief medical and scientific officer, owns 14,253,250 shares of NQCI’s common stock, approximately 23.5% of its total outstanding shares. Although negotiations were principally handled by NQCI’s president and CEO, Robert Snukal, Dr. Gura served on NQCI’s board at the time the Merger Agreement and License Agreement were entered into. Dr. Gura resigned from NQCI’s board before becoming our Chief Medical and Scientific Officer on December 1, 2006. Our board of directors considered Dr. Gura’s ownership interest in NQCI in recommending that stockholders approve the issuance of stock to effectuate the Technology Transaction.

Vote Required for Approval

Our common stock is publicly traded on the American Stock Exchange (AMEX) under the symbol XTC. Section 7.12 of the AMEX Company Guide requires stockholder approval as a prerequisite to listing additional shares issued as consideration for an acquisition of the assets of another company if any individual director or officer of the listed company has a 5% or greater interest, directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction; or where the issuance of common stock would result in an increase in outstanding common shares of 20% or more.

In addition, stockholder approval is one of the conditions to Closing the Technology Transaction set forth in the Merger Agreement, and the arbitrator has held that consent of a majority of our stockholders must approve the Technology Transaction, if we desire to effectuate it.

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. Abstentions will have the effect of a negative vote. Broker non-votes will not be counted for purposes of the vote. Consummation and effectiveness of the technology transaction may be subject to issuance of a final arbitration award and court approval thereof.

In connection with the Merger Agreement, CNL executed a written agreement agreeing to vote all of its shares in favor of the Merger Agreement, a proposal to approve the issuance of Operations stock pursuant to and upon the terms and subject to the conditions set forth in the Merger Agreement, and any other matter necessary to approve the transactions contemplated by the Merger Agreement. CNL, whose sole managing member is the Executive Chairman of our board, beneficially owns approximately 42% of our currently outstanding common shares. Another member of our board is a managing partner of Prime Logic, which is the investment manager for funds beneficially owning approximately 11% of our outstanding shares. We believe that both CNL and Prime Logic’s managed funds will vote their shares in favor of the transaction. If both of these stockholders retain their ownership as of the record date and vote their shares in favor of the transaction, that would be sufficient to constitute the majority necessary for stockholder approval of the transaction. In making a final decision on whether to proceed with the transaction, our board of directors may take into account the number or percentage of our other stockholders who vote for or against the proposal, though no approval is required beyond a majority of the total shares voting at the meeting.

Recommendation of the board

In recommending that stockholders approve the issuance of our stock to effectuate the Technology Transaction, the board of directors considered the nature and effect of the interim awards, the possibility for alternative relief by the arbitrator in the event the transaction does not close, the fair market value of the 9,230,000 shares to be issued to close the transaction, taking into account the $0.55 per share closing price on September 18, 2008, and that such shares will represent approximately 39% of the total shares that will be outstanding immediately upon closing, the approximately $19 million expended as of June 30, 2008 in developing the WAK and the PAK, the potential long-term business opportunity of the WAK, the risks and uncertainties in developing the WAK, the stock ownership of Dr. Gura in NQCI, and that the terms of the License Agreement and Merger Agreement were the result of vigorous arms-length negotiations among sophisticated business persons represented by experienced counsel.

The board of directors unanimously recommends that you vote “FOR” approval of issuance of stock for the Technology Transaction.

PROPOSAL FOUR: APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES

Our current certificate of incorporation authorizes us to issue a total of 50,000,000 shares, 40,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value. The board has proposed to amend the current certificate of incorporation to authorize us to issue a total of 100,000,000 shares, 90,000,000 shares of common stock. $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value.

The full text of the amended and restated certificate of incorporation that is the subject of this proposal is set forth in Appendix A attached to this proxy statement. If the proposal is adopted, the board of directors will adopt a corresponding amendment to our bylaws, without separate shareholder consent.

Authorized but Unissued Shares

The authorized but unissued shares of common and preferred stock are available for future issuance without stockholder approval, unless otherwise required by law or applicable stock exchange rules. These additional shares may be used for a variety of corporate purposes, including future public offering to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Considerations in Support of the Proposal

As of September __, 2008, there were 14,704,687 shares of our common stock outstanding; 4,000,000 shares reserved for issuance upon the exercise of currently outstanding warrants and employee stock options; and, if approved by stockholders, 9,320,000 shares that may be issued in connection with the Technology Transaction described in Proposal Three above. No shares of preferred stock are currently outstanding. The board believes that the increase in the number of authorized shares is appropriate to permit the board to reserve shares for issuance upon the conversion or exercise of any convertible debt, warrants or stock options that may be outstanding in the future, and to provide us with the flexibility to act in the future with respect to financings, acquisitions, stock splits, stock option plans and other corporate purposes, without the delay and expense of obtaining shareholder approval each time an opportunity requiring the issuance of shares may arise.

The board is not currently considering any transactions which would necessitate the issuance of additional shares of our common stock above the number of shares of stock currently authorized. However, the board believes that having additional shares of authorized common stock available for issuance increases our ability to pursue opportunities for future financings, acquisitions and other transactions, when necessary or appropriate. We would also help ensure our ability to effectuate the grant of warrants, options or convertible securities, future stock splits or stock dividends.

Other Considerations

An increase in the authorized shares of common stock could, under certain circumstances, have an anti-takeover effect, for example, by diluting the stock of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for a combination of the company with another company. However, this action is not in response to any current effort of which we are aware to accumulate our common stock or to obtain control of the company.

Authorizing the issuance of additional shares could have an effect on the potential realizable value of a stockholder's investment. In the absence of a proportionate increase in earnings and book value, an increase in the aggregate number of outstanding shares caused by the issuance of additional shares would dilute the earnings per share and book value per share of all our outstanding shares of capital stock. If such factors were reflected in the price per share of the common stock, the potential realizable value of a stockholder's investment could be adversely affected.

The additional shares of common stock to be authorized by adoption of the amendment to the certificate of incorporation would have rights identical to the currently outstanding shares of common stock, and adoption of the amendment to the certificate of incorporation will not affect the rights of the holders of currently outstanding shares of common stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.

Removal of Directors. Our certificate of incorporation currently provides that our directors may only be removed by the affirmative vote of our stockholders. Our proposed amended certificate further provides that directors may only be removed for cause. Although our bylaws do not give the board the power to approve or disapprove stockholder nomination for the election of directors or any other business stockholders desire to conduct at an annual or any other meeting , the bylaws may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular meeting if the proper procedures are not followed, or discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control, even if the conduct of that solicitation or attempt might be beneficial to our stockholders.

Special Meetings and Consents. Our bylaws provide that special meetings of stockholders can be called by the President, the Chairman or the board at any time. Our proposed amended certificate further provides that stockholder action may not be taken by written consent, and may only be taken at an annual or special meeting of stockholders.

Undesignated Preferred Stock, The ability to authorize undesignated preferred stock makes it possible for the board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the company.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging under certain circumstances in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder unless:

Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder.

Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned as least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by the persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates owns or, within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the board does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over market price of the shares of common stock held by stockholders.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Effectiveness of Increase in Number of Authorized Shares

If the proposal is adopted by stockholders, the increase in the number of authorized shares will become effective on the filing of the amendment to the certificate of incorporation with the Secretary of State of Delaware

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. Abstentions will have the effect of a negative vote. Broker non-votes will not be counted for purposes of the vote.

No Dissenter's Rights

Under Delaware law, our dissenting shareholders are not entitled to appraisal rights with respect to the amendments to our certificate of incorporation, and we will not independently provide our shareholders with any such right.

Recommendation of the board

The board of directors unanimously recommends that you vote “FOR” approval of the increase in number of authorized shares.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

We believe our long term success is dependent on a leadership team with the integrity, skills, and dedication necessary to oversee a growing organization on a day-to-day basis. In addition, the leadership must have the vision to anticipate and respond to future market and regulatory developments. Our executive compensation program is designed to enable us to attract, motivate and retain a senior management team with the collective and individual abilities to meet these challenges. The program's primary objective is to align executives' efforts with the long term interests of stockholders by enhancing our reputation, financial success and capabilities.

General executive compensation philosophy

We compensate our executives, including the named executive officers who are identified in the Summary Compensation Table, through a combination of base salary, cash bonus incentives, long-term equity incentive compensation, and related benefits. These components are designed, in aggregate, to be competitive with comparable organizations and to align the financial incentives for the executives with the short and long term interests of stockholders.

The compensation committee of the board of directors receives the Company's management recommendations and then discusses, reviews and considers management's recommendations with respect to the compensation of those members of senior management whose compensation the committee considers. The committee then makes its recommendation to the board which discusses and then decides raises, bonuses and options.  Although their advice may be sought and they may be questioned by the committee, executive members of the board do not participate in the committee's or the board's discussion and vote.  Prior to the committee making its recommendations, the members of the committee have several discussions among themselves and meet to discuss, among other things, the performance and contributions of each of the members of senior management whose compensation they are considering as well as expectations (of the individual for the year and the future and those of the Company), results, responsibilities, and desire to retain such executive. In addition, the committee may have conversations with certain others before making its recommendations.

The Company's philosophy is to provide a compensation package that attracts, motivates and retains executive talent, and delivers rewards for superior performance as well as consequences for underperformance.  Specifically, our executive compensation program is designed to:

•
provide a competitive total compensation package that is competitive within the medical device industry in which we compete for executive talent, and will assist in the retention of our executives and motivate them to perform at a superior level;

•	link a substantial part of each executive's compensation to the achievement of our financial and operating objectives and to the individual's performance;

•	provide long-term incentive compensation that focuses executives' efforts on building stockholder value by aligning their interests with our stockholders; and

•	provide incentives that promote executive retention.

Each year, the management and the board approve financial and non-financial objectives for the Company and the executive officers, which may be reflected in the Company's executive employment agreements and incentive compensation plans. We design our incentive compensation plans to reward company-wide performance. In addition, we also consider the individual performance of each executive officer and other relevant criteria, such as the accomplishments of the management team as a whole. In designing and administering our executive compensation programs, we attempt to strike an appropriate balance among these elements.

The major compensation elements for our named executive officers are base salary, performance-based bonuses, stock options, insurance benefits and perquisites. Each of these elements is an integral part of and supports our overall compensation objectives. Base salaries (other than increases), insurance benefits and perquisites form stable parts of our executive officers' compensation packages that are not dependent on our performance during a particular year. We set these compensation elements at competitive levels so that we are able to attract, motivate and retain highly qualified executive officers. Consistent with our performance-based philosophy, we reserve the largest potential compensation awards for performance- and incentive-based programs. These programs include awards that are based on our financial performance and provide compensation in the form of both cash and equity to provide incentives that are tied to both our short-term and long-term performance. Our performance-based bonus program rewards short-term and long-term performance, while our equity awards, in the form of stock options, reward long-term performance and align the interests of management with our stockholders.

Board determination of compensation awards

The compensation committee recommends and the board determines the compensation awards to be made to our executive officers. The compensation committee recommends and the board determines the total compensation levels for our executive officers by considering several factors, including each executive officer's role and responsibilities, how the executive officer is performing against those responsibilities, our performance, and the competitive market data applicable to the executive officers’ positions.

In arriving at specific levels of compensation for executive officers, the board has relied on:

•	the recommendations of management;

•	benchmarks provided by generally available compensation surveys; and

•	the experience of board members and their knowledge of compensation paid by comparable companies or companies of similar size or generally engaged in the healthcare services business.

The Company seeks an appropriate relationship between executive pay and corporate performance. Executive officers are entitled to customary benefits generally available to all Company employees, including group medical, dental and life insurance and a 401(k) plan. The Company has employment agreements (which include severance arrangements) with two of our key executive officers to provide them with the employment security and severance deemed necessary to retain them.

Components of executive compensation

Base salary. Base salaries provide our executive officers with a degree of financial certainty and stability. We seek to provide base salaries sufficient to attract and retain highly qualified executives. Whenever management proposes to enter into a new employment agreement or to renew an existing employment agreement, the compensation committee reviews and recommends, and the board determines, the base salaries for such persons, including our chief executive officer and our other executive officers. Salaries are also reviewed in the case of executive promotions or other significant changes in responsibilities. In each case, the compensation committee and the board each take into account competitive salary practices, scope of responsibilities, the results previously achieved by the executive and his or her development potential.

On an individual basis, a base salary increase, where appropriate and as contemplated by the individual's employment agreement, is designed to reward performance consistent with our overall financial performance in the context of competitive practice. Performance reviews, including changes in an executive officer's scope of responsibilities, in combination with general market trends determine individual salary increases. Aside from contractually provided minimum cost of living adjustments, no formulaic base salary increases are provided to the named executive officers.

In addition to complying with the executive compensation policy and to the requirements of applicable employment agreements, compensation for each of the executive officers for 2007 was based on the executive's performance of his or her duties and responsibilities, the performance of the Company, both financial and otherwise, and the success of the executive in managing, developing and executing our business development, sales and marketing, financing and strategic plans, as appropriate. No merit raises or bonuses were approved or recommended for our executive officers for 2008.

Bonus. Executive officers are eligible to receive cash bonuses based on the degree of the Company's achievement of financial and other objectives and the degree of achievement by each such officer of his or her individual objectives. Within such guidelines the amount of any bonus is discretionary.

The primary purpose of our performance incentive awards is to motivate our executives to meet or exceed our company-wide short-term performance objectives. Our cash bonuses are designed to reward management-level employees for their contributions to individual and corporate objectives. Regardless of our performance, the board retains the discretion to adjust the amount of our executives' bonus based upon individual performance or circumstances.

At the beginning of 2007, the management and the board established performance objectives for the payment of incentive awards to each of the named executive officers and other senior management employees. Performance objectives were based on corporate objectives established as part of the annual operating plan process. Year end bonus awards were based on attainment of these performance objectives as adjusted to reflect changes in our business and industry throughout the year. The compensation committee recommended and the board determined that bonuses in the amounts set forth in the total compensation chart above were appropriate.  Each individual's bonus was determined based upon the individual's attainment of performance objectives pre-established for that participant by the board, senior management, or the executive's supervisor. The management and the board established the chief executive officer's performance objectives.

In general, each participant set for himself or herself (subject to his or her supervisor's review and approval or modification) a number of objectives for 2007 and then received a performance evaluation against those objectives as a part of the year-end compensation review process. The individual objectives varied considerably in detail and subject matter depending on the executive's position. By accounting for individual performance, we were able to differentiate among executives and emphasize the link between individual performance and compensation.

Stock options. Equity participation is a key component of the Company's executive compensation program. Under the incentive compensation plan, the Company is permitted to grant stock options to officers, directors, employees and consultants. To date, stock options have been the sole means of providing equity participation to executive officers. Stock options are granted to executive officers primarily based on the officer's actual and expected contribution to the Company's development. Options are designed to retain executive officers and motivate them to enhance stockholder value by aligning their financial interests with those of the stockholders. Stock options are intended to enable the Company to attract and retain key personnel and provide an effective incentive for management to create stockholder value over the long term since the option value depends on appreciation in the price of the Company's common stock.

Our employees, including our executive officers, are eligible to participate in the award of stock options under our 2007 Incentive Compensation Plan, as amended.  Option grant dates for newly hired or promoted officers and other eligible employees have typically been approved on the first board meeting date following the date of employment or in the new position. Employees who have demonstrated outstanding performance during the year may be awarded options during or following the year.  Such grants provide an incentive for our executives and other employees to increase our market value, as represented by our market price, as well as serving as a method for motivating and retaining our executives.

In determining to provide long-term incentive awards in the form of stock options, the board considered cost and dilution impact, market trends relating to long-term incentive compensation and other relevant factors. The board determined that an award of stock options more closely aligns the interests of the recipient with those of our stockholders because the recipient will only realize a return on the option if our stock price increases over the term of the option.

Perquisites and Other Benefits.  We also provide other benefits to our executive officers that are not tied to any formal individual or Company performance criteria and are intended to be part of a competitive overall compensation program. For 2007, these benefits included payment of term life insurance premiums, club dues, and automobile allowances. We also offer 401(k) retirement plans, and medical plans, for which executives are generally charged the same rates as all other employees.

Chief executive officer compensation

The compensation committee, at least annually, reviews and recommends to the board of directors the compensation of Terren S. Peizer, executive chairman, in accordance with the terms of his employment agreement, as well as any variations in his compensation the committee feels are warranted. Mr. Peizer, as a member of the board, does not participate in and abstains from all discussions and decisions of the board with regard to his compensation. The board believes that in the highly competitive healthcare industry in which the Company operates, it is important that Mr. Peizer receive compensation consistent with compensation received by chief executive officers of competitors and companies in similar stages of development. Mr. Peizer received a base salary of $450,000 in 2007 in addition to a signing bonus of $225,000.  His base salary for 2008 is currently $450,000. See "Executive employment agreements" for a description of the material terms and conditions of Mr. Peizer's employment agreement.

Severance and change of control arrangements

We have entered into change of control employment agreements with certain of our named executive officers, as described in "Executive employment agreements." These agreements provide for severance payments to be made to the executive officers if their employment is terminated under specified circumstances following a change of control. We also provide benefits to these executive officers upon qualifying terminations. The agreements are designed to retain our executive officers and provide continuity of management in the event of an actual or threatened change of control and to ensure that our executive officers' compensation and benefits expectations would be satisfied in such event.

Internal Revenue Code limits on deductibility of compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to public companies for certain compensation in excess of $1 million paid to a corporation's chief executive officer or any of its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The board is of the opinion that the Company's incentive compensation plan has been structured to qualify the compensation income deemed to be received upon the exercise of stock options granted under the plans as performance-based compensation. The board will review with appropriate experts or consultants as necessary the potential effects of Section 162(m) periodically and in the future may decide to structure additional portions of compensation programs in a manner designed to permit unlimited deductibility for federal income tax purposes.

The Company is not currently subject to the limitations of Section 162(m) because no executive officers received cash payments during 2007 in excess of $1 million. To the extent that the Company is subject to the Section 162(m) limitation in the future, the effect of this limitation on earnings may be mitigated by net operating losses, although the amount of any deduction disallowed under Section 162(m) could increase alternative minimum tax by a portion of such disallowed amount. For information relating to the Company's net operating losses, see the consolidated financial statements included in the 2007 Annual Report to stockholders.

All members of the compensation committee qualify as outside directors. The board considers the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the board's control, also can affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Company's overall compensation philosophy. The board will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the board may award compensation to our executive officers which is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our stockholders' best interests, or as part of initial employment offers, such as grants of nonqualified stock options.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments for purposes of Sections 280G and 4999 of the Internal Revenue Code if he or she receives compensatory payments or benefits that are contingent on a change in the ownership or control of a corporation, and the aggregate amount of such contingent compensatory payments and benefits equal or exceeds three times the executive's base amount. If the executive's aggregate contingent compensatory payments and benefits equal or exceed three times the executive's base amount, the portion of the payments and benefits in excess of one times the base amount are treated as excess parachute payments. Treasury Regulations define the events that constitute a change in ownership or control of a corporation for purposes of Sections 280G and 4999 of the Internal Revenue Code and the executives subject to Sections 280G and 4999 of the Internal Revenue Code.

An executive's base amount generally is determined by averaging the executive's Form W-2 taxable compensation from the corporation and its subsidiaries for the five calendar years preceding the calendar year in which the change in ownership or control occurs. An executive's excess parachute payments are subject to a 20% excise tax under Section 4999 of the Internal Revenue Code, in addition to any applicable federal income and employment taxes. Also, the corporation's compensation deduction in respect of the executive's excess parachute payments is disallowed under Section 280G of the Internal Revenue Code. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to the accelerated vesting of stock options) could be excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code.  We provide our chief executive officer with tax gross up payments in event of a change of control.

Section 409A of the Internal Revenue Code imposes distribution requirements on nonqualified deferred compensation plans and arrangements. If a nonqualified deferred compensation plan or arrangement fails to comply with Section 409A of the Internal Revenue Code, an executive participating in such plan or arrangement will be subject to adverse tax consequences (including an additional 20% income tax on amounts deferred under the plan or arrangement). Our nonqualified deferred compensation plans and arrangements for our executive officers are intended to comply with Section 409A of the Internal Revenue Code, or to be exempt from the requirements of Section 409A of the Internal Revenue Code.

Compensation committee interlocks and insider participation

No member of the compensation committee was at any time during the past fiscal year an officer or employee of the Company, was formerly an officer of the Company or any of our subsidiaries, or had any employment relationship with us.

During the last fiscal year, none of our executive officers served as:

•
a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee;

•	a director of another entity one of whose executive officers served on our compensation committee; or

•
a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy with management and, based on such discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis section be included herein.

Submitted by the compensation committee:

Kelly J. McCrann, Chairman
Jay A. Wolf
Dated: September __, 2008

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KBA Group, LLP served as our independent registered public accounting firm for the 2006 fiscal year, but was replaced by the firm of BDO Seidman LLP as of the effective date of the merger. BDO Seidman served as the independent registered public accounting firm for Operations. BDO Seidman will continue to serve as our independent registered public accounting firm for the remainder of the 2008 fiscal year unless the audit committee deems it advisable to make a substitution. We anticipate that representatives of BDO Seidman will attend the annual meeting, and will be available to respond to appropriate questions.

Audit Fees

 Total fees for professional services rendered by our principal accountant for the audit and review of our financial statements included in our Form 10-QSBs and Form 10-KSBs, and services provided in connection with our other SEC filings for the year ended December 31, 2006 were $143,000. Total fees for professional services rendered by our principal accountant for the audit and review of our financial statements included in our Form 10-QSBs and Form 10-KSBs, and services provided in connection with our other SEC filings for the year ended December 31, 2007 were $318,000.

Audit Related Fees

Audit-related fees are for accounting technical consultations and totaled $24,000 in 2007 and none in 2006.

Tax Fees

We paid no fees for professional services with respect to tax compliance, tax advice, or tax planning to our auditor in 2006 or 2007.

All Other Fees

Our principal accountant did not bill us any other fees during 2006 or 2007.

Audit committee’s pre-approval policies and procedures

Our Audit Committee has responsibility for the approval of all audit and non-audit services before we engage an accountant. All of the services rendered to us by BDO Seidman, LLP are pre-approved by the Audit Committee before the engagement of the auditors for such services. Our pre-approval policy expressly provides for the annual pre-approval of all audits, audit-related and all non-audit services proposed to be rendered by the independent auditor for the fiscal year, as specifically described in the auditor's engagement letter, such annual pre-approval to be performed by the Audit Committee.

2007 ANNUAL REPORT ON FORM 10-KSB
We will mail with this proxy statement a copy of our annual report on Form 10-KSB to each stockholder of record as of September __, 2008. If a stockholder requires an additional copy of our annual report, we will provide one, without charge, on the written request of any such stockholder addressed to us at 12121 Wilshire Blvd., Suite 350, Los Angeles, California 90025, Attn: Investor Relations.

AUDIT COMMITTEE REPORT

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The audit committee has the sole authority to select, evaluate and, if appropriate, replace our independent registered public accounting firm, and to pre-approve all auditing and permitted non-auditing services performed by them for the Company including their fees and other terms. BDO Seidman, LLP was engaged as the independent registered public accounting firm for the Company in October 2007. Since our last meeting in November 2007, the audit committee has consisted of Messrs. Wolf, Cummins and McCrann. The board of directors has determined that all members of the audit committee are financially literate and independent within the requirements of AMEX, the Securities and Exchange Commission and the Company's audit committee charter.

Management, not the audit committee, is responsible for the preparation, presentation, accuracy and integrity of the Company's financial statements, establishing, maintaining and evaluating the effectiveness of internal controls and disclosure controls and procedures, and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect internal control over financial reporting. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The audit committee's responsibility is to oversee these processes. Members of the committee rely on the information provided to them and on the representations made by management and the independent registered public accounting firm.

In fulfilling its responsibilities, the audit committee met with management and BDO Seidman, including sessions at which management was not present, and reviewed and discussed the unaudited financial statements contained in the Company's quarterly reports on Form 10-QSB for each of the quarters ended in 2007, and the audited financial statements contained in the 2007 Annual Report on Form 10-KSB, prior to their filing with the Securities and Exchange Commission. The audit committee discussed with BDO Seidman the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as currently in effect, including the independent registered public accounting firm's overall evaluations of the quality, not just the acceptability, of the Company's accounting principles, the critical accounting policies and practices used in the preparation of the financial statements, the reasonableness of significant judgments, and such other matters as are required to be discussed with the committee under generally accepted auditing standards. The audit committee also received the written disclosures and the letter from BDO Seidman required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, and reviewed with BDO Seidman its independence.

Based on the review and discussions with management and the independent accountants, and subject to the limitations on its role and responsibilities described above and in its Charter, the audit committee recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2007 that was filed with the SEC.

Submitted by the audit committee:
Jay A. Wolf, Chairman
Marc G. Cummins
Kelly J. McCrann

Dated: September __, 2008

OTHER BUSINESS

We know of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Stockholders interested in presenting a proposal for consideration at our 2009 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. We currently anticipate our 2009 Annual Meeting of Shareholders to be held September 17, 2009. To be eligible for inclusion in our proxy statement and form of proxy relating to the meeting, stockholder proposals must be received in writing by our corporate Secretary, Xcorporeal, Inc., 12121 Wilshire Blvd., Suite 350, Los Angeles, California 90025, no later than April 29, 2009.

If the date of next year’s annual meeting is changed by more than 30 days, then any proposal must be received not later than ten days after the new date is disclosed in order to be included in our proxy materials.

In order for a stockholder proposal not intended to be subject to Rule 14a-8 (and thus not subject to inclusion in our proxy statement) to be considered “timely” within the meaning of Rule 14a-4 under the Securities Exchange Act of 1934, as amended, notice of any such stockholder proposals must be given to us in writing not less than 45 days prior to the date on which we first mailed our proxy materials for the 2008 meeting, which is set forth on page 1 of this proxy statement (or within a reasonable time prior to the date on which we mail our proxy materials for the 2008 annual meeting if the date of that meeting is changed more than 30 days from the prior year).

A stockholder’s notice to us must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and recent address of the stockholder proposing such business, (c) the class and number of shares of our stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business.

If a stockholder proposal is received after April 29, 2009, we may vote in our discretion as to the proposal all of the shares for which we have received proxies for the meeting.

Terren S. Peizer
Executive Chairman of the Board

Los Angeles, California
September __, 2008

Appendix A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
XCORPOREAL, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify in accordance with §245 of the General Corporation Law of Delaware:

That the original name of the corporation was Apollo Resources, Inc. and the original Certificate of Incorporation was filed August 29, 1988;

that at a meeting of the board of directors of Xcorporeal, Inc., resolutions were duly adopted setting forth an Amended and Restated Certificate of Incorporation of the corporation, declaring said Amended and Restated Certificate of Incorporation to be advisable; and

that a majority of the outstanding shares of Xcorporeal, Inc. duly adopted resolutions setting forth an Amended and Restated Certificate of Incorporation of the corporation, declaring said Amended and Restated Certificate of Incorporation to be advisable.

The resolutions of the Board of Directors and the shareholders set forth the proposed Amended and Restated Certificate of Incorporation as follows:

1. The name of the corporation is Xcorporeal, Inc. (the “Corporation”).

2. The address of the Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is National Corporate Research, Ltd.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

4. Capital Stock.
(a)  Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is One Hundred Million (100,000,000) shares, consisting of Ninety Million (90,000,000) shares of common stock, par value $0.0001 per share (“Common Stock”), and Ten Million (10,000,000) shares of preferred stock, par value of $0.0001 per share (“preferred stock”).

(b) Preferred Stock. The Board of Directors of the Corporation is hereby expressly authorized, by resolution or resolutions thereof, to provide out of the unissued shares of preferred stock for one or more series of preferred stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of the shares of such series. The designations, powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of preferred stock at any time outstanding. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(c) Common Stock.

(i) Voting Rights. Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of preferred stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his or her name on the books of the Corporation.

(ii) Action by Written Consent. Any election of directors or other action by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders and may not be effected by written consent without a meeting.

(iii) Dividends. Subject to the rights, preferences, privileges, restrictions and other matters pertaining to the preferred stock that may, at that time be outstanding, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

(iv) Liquidation; Dissolution. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any preferred stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

5. Board of Directors.

(a) Management. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by the Board of Directors.

(b) Classified Board. Except to the extent otherwise provided in any certificate of designations filed under Section 151(g) of the Delaware General Corporation Law (or its successor statute as in effect from time to time), the Board of Directors shall be and is divided into three classes, Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as reasonably possible. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected, provided, however, that the directors first elected to Class I shall serve for a term ending on the annual meeting date next following the end of calendar year 2008, the directors first elected to Class II shall serve for a term ending on the second annual meeting date next following the end of calendar year 2008, and the directors first elected to Class III shall serve for a term ending on the third annual meeting date next following the end of calendar year 2008. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified unless he shall resign, become disqualified or shall otherwise be removed.

At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class of the directors they succeed unless, by reason of any intervening changes in the authorized number of directors, the designated board shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes. If a director dies, resigns or is removed, the director chosen to fill the vacant directorship shall be of the same class as the director he or she succeeds, unless, by reason of any previous changes in the authorized number of directors, the Board shall designate such vacant directorship as a directorship of another class in order more nearly to achieve equality in the number of directors among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as reasonably possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term or his prior death, resignation or removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as reasonably possible, be allocated to one of two or more classes, the Board shall allocate it to that of the available classes whose term of office is due to expire at the earliest date following such allocation.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may, unless the Board of Directors determines otherwise, only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; provided, however, that if the holders of any class or classes of stock or series thereof are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series may only be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

(c) Term of Office. A director shall hold office until his or her successor shall be elected and qualified or until such director’s earlier death, resignation, retirement or removal from office.

(d) Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office at any time only for cause, and only by the affirmative vote of the holders of a majority of shares of Common Stock then outstanding.

(e) Vacancies. Subject to any limitation imposed by law or any rights of holders of preferred stock, any vacancies (including newly created directorships) shall be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Directors appointed to fill vacancies created by the resignation or termination of a director will serve the remainder of the term of the resigning or terminated director.

(f) No Written Ballot. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

(g) Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter, amend or repeal any bylaw whether adopted by them or otherwise, in accordance with the bylaws.

6. Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by the Chairman of the Board of Directors, the Chief Executive Officer, the President or the Secretary of the Corporation, in each case pursuant to a resolution of the Board of Directors, and special meetings of stockholders of the Corporation may not be called by any other person or persons.

7. Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

8. Indemnification; Limitation of Liability. Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to or repeal of this Section 8 of the relevant provisions of the DGCL shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

The foregoing Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of Xcorporeal, Inc. in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

The stockholders of Xcorporeal, Inc. approved the Amended and Restated Certificate of Incorporation of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, Xcorporeal, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this ___ day of October, 2008.

XCORPOREAL, INC., a Delaware corporation

By:	/s/ Daniel S. Goldberger
Daniel S. Goldberger Chief Executive Officer

Appendix B

LICENSE AGREEMENT

     This License Agreement (“Agreement”) is entered into as of September 1, 2006, by and between National Quality Care, Inc., a Delaware corporation (“Licensor”), and Xcorporeal, Inc. (“Licensee”) (each, a “Party;” collectively, the “Parties”). The Parties hereby agree as follows:

1. Defined Terms.

     For purposes of this Agreement, the following definitions will apply:

     “Affiliate” means, when applied to a Party, any entity that is controlled by, controls, or is under common control with, such Party.

     “Confidential Information” means and includes any non-public information relating to or concerning a Party hereto (the “Disclosing Party”), or any of its Affiliates, that is provided or made available to the other Party (the “Receiving Party”), either before or after the Effective Date of this Agreement, directly or indirectly, in any form whatsoever, including in writing, orally, and in electronic or other machine readable form, including, but not be limited to, designs, know-how, inventions, technical data, ideas, uses, processes, methods, formulae, research and development records and materials, work in process, scientific, engineering and/or manufacturing records or materials, marketing plans, business plans, financial or personnel records or materials, present or future products, sales, suppliers, customers, employees, investors or business, information about this Agreement, and any other non-public business records and information, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Disclosing Party or any of its Affiliates, including non-public information of third parties that is possessed by the Disclosing Party is subject to confidentiality obligations and that the Disclosing Party is lawfully allowed to disclose to the Receiving Party.

     “Derivative Works” means (a) for Licensor material subject to copyright or mask work right protection, any work that as a whole represents an original work of authorship, and is based upon one or more pre-existing works, such as a revision, modification, translation, abridgment, condensation, expansion, collection, compilation or any other form in which such pre-existing works may be recast, transformed or adapted; (b) for Licensor patentable materials, any adaptation, subset, addition, improvement or combination of such materials; (c) for Licensor material subject to trade secret protection, any new material, information or data relating to and derived from such material, including new material that may be protectable by copyright, patent or other proprietary rights; and (d) with respect to each of the above, any material the preparation, use and/or distribution of which, in the absence of this Agreement or other authorization from Licensor, would constitute infringement or misappropriation under applicable law.

     “Gross Sales” means the total amount actually received by Licensee as revenue from the exploitation of the Technology (as defined below) by Licensee, its Affiliates and sub licensees, collectively, less separately stated freight payable to third parties, commercially reasonable special packaging, and duties, sales, use, excise, value added and other taxes, discounts, returns, and allowances.

     “Intellectual Property Rights” means all of the following worldwide legal rights owned, held or controlled by Licensor: (a) patents, patent applications, and patent rights; (b) trademarks, trademark registrations and applications therefor, trade names, rights in trade dress and packaging; (c) rights associated with works of authorship (including audiovisual works), including copyrights, copyright applications, and copyright registrations; (d) rights relating to the protection of trade secrets, confidential information, technical information, know-how, ideas, concepts, processes, procedures, techniques, discoveries, and inventions; (e) Moral Rights (as defined below); (f) design rights; (g) rights in name, likeness and other rights of commercial publicity; (h) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property; and (i) divisions, continuations, renewals, reissues, and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.

     “Know-How” means all (i) information and data possessed by Licensor, exclusive of any of the independent claims contained in the Licensor Patents (but including all other information and data contained in, or related to, any patent application filed by or on behalf of Licensor), relating to the exploitation and/or use of the Licensed Products (as defined below), including without limitation: (a) sources of materials; (b) methods, processes and procedures (and related test results and design data) for the extraction, isolation, creation, purification, and/or chemical modification of materials used in the production of the Licensed Products; (c) methods, processes and procedures used in the design, development, creation, modification, manufacture, production, processing, storage, packaging, testing and/or evaluation of the Licensed Products, including without limitation all biological and toxicological tests (and results thereof) together with all correspondence, notes, memoranda, and other information and/or data provided to, or received from, all health regulatory authorities; and (ii) trade secrets, data, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, program proposals, presentations, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, market studies, business plans, computer software and programs, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is not generally known to the public or that constitutes a trade secret under any applicable trade secret law.

     “Licensed Products” means all products based on or derived from the Technology (as defined below), and any products sold in connection with the use of such products, including, but not limited to the Wearable Kidney and all related devices, whether now-existing or hereafter developed, that where sold, would infringe or misappropriate one or more of Licensor’s Intellectual Property Rights or Know-How, including, without limitation, the Licensor Patents or Licensor Patent Applications.

     “Licensor Patents” means the patents (and all re-issues and extensions) listed on the Schedule attached hereto and the patents, when issued, based upon the Licensor Patent Applications and in all divisions, continuations and continuations in part relating thereto.

     “Licensor Patent Applications” means the patent applications listed on the Schedule attached hereto and any substitutions and continuations together with any patent applications based on, or related to, the Technology that may be filed by Licensor from the date hereof.

     “Moral Rights” means any rights of paternity or integrity, any right to claim authorship, to object to or prevent any distortion, mutilation or modification of, or other derogatory action in relation to the subject work, whether or not such would be prejudicial to the author’s honor or reputation, to withdraw from circulation or control the publication or distribution of the subject work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

     “Net Sales” means Gross Sales less the following: (a) all direct costs and expenses of Licensee attributable to the research, development, production, marketing, sale and exploitation of the Licensed Products, including, without limitation, costs of materials and direct labor costs; and (b) all indirect costs of Licensee properly allocated under generally accepted accounting principles to the research, development, production, marketing, sale and/or exploitation of the Licensed Products, including, without limitation, overhead and selling, general and administrative expenses.

     “Technology” means and includes all existing and hereafter developed Intellectual Property, Know-How, Licensor Patents, Licensor Patent Applications, Derivative Works, and any other technology invented, improved or developed by Licensor, or as to which Licensor owns or holds any rights, arising out of or relating to the research, development, design, manufacture or use of: (a) any medical device, treatment or method as of the date of this Agreement, (b) any portable or continuous dialysis methods or devices, specifically including any wearable artificial kidney, or Wearable Kidney, and related devices, (c) any device, methods or treatments for congestive heart failure, and (d) any artificial heart or coronary device.

     “Territory” means anywhere in the universe.

2. Grant Of Exclusive License. Subject to Licensee’s continuing full compliance and complete and timely performance of all of the material obligations, terms and conditions imposed on it by this Agreement, Licensor hereby grants to Licensee, with right to grant sublicenses, the sole and exclusive license, during the Term and throughout the Territory, to use, improve, expand and otherwise exploit the Technology, to make (and have made), use, and sell the Licensed Products, and otherwise to practice the inventions and the art that is embodied or described in the Licensor Patents, the Licensor Patent Applications, and any improvements thereto made in whole or in part by Licensor (whether or not patented) in connection with the Technology (the “License”), provided, however, that the terms of any sublicense shall expressly conform and be made subject to the terms and conditions of this Agreement.

3. License Fees, Reports And Records.

     A. License Fees.

          (1) During the Term of this Agreement, Licensee shall pay to Licensor a license fee of seven percent (7.0%) of Net Sales (the “Royalty”); provided, however, that

Licensee shall pay to Licensor a minimum aggregate annual Royalty of two hundred fifty thousand dollars ($250,000.00) (the “Minimum Royalty”). Within ninety (90) days of each anniversary of the date of this Agreement, Licensee shall pay Licensor the remaining difference, if any, between the Minimum Royalty and the aggregate of all Royalty payments for the preceding year. All payments due hereunder will be paid by wire transfer or check payable in United States currency. Whenever conversion of payments from any foreign currency is required, such conversion will be made at the rate of exchange reported in The Wall Street Journal on the last business day of the applicable reporting period. Unless earlier terminated as provided hereinafter, the obligation of Licensee to pay Royalties to Licensor shall expire upon the date that none of the Licensed Products infringe any of the Licensor Patents.

     (2) Notwithstanding the foregoing Section 3(A)(1), in the event that the Merger Agreement of even date herewith among the Parties and NQCI Acquisition Corporation, a Delaware corporation (the “Merger Agreement”) is terminated pursuant to Section 6(A) thereof, the Royalty pursuant to this Agreement will thereafter be as follows:

     (a) If notice of termination is given pursuant to Section 6(A)(3), six and one-half percent (6.5%) of Gross Sales;

     (b) If notice of termination is given pursuant to Section 6(A)(1), (5) or (6), seven and one-half percent (7.5%) of Gross Sales; and

     (c) If notice of termination is given pursuant to Section 6(A)(2) or (4), eight and one-half percent (8.5%) of Gross Sales;

provided, however, that if it is later determined by an arbitrator or court of competent jurisdiction that a notice of termination was improper, or that the Merger Agreement was terminated on a different basis or pursuant to a different provision, the Royalty rate will be retroactively adjusted to the correct rate pursuant to one of the foregoing subsections, and any difference between the Royalty paid and the Royalty rate determined to be correct will be paid by the appropriate Party to the other within ninety (90) days of any such final determination.

     B. Reports. Within thirty (30) days following the end of each fiscal quarter, Licensee shall deliver to Licensor a report setting forth the calculation of the Royalty for the applicable fiscal period, including the number of Licensed Products sold by Licensee and all sublicensees (if any), the Gross Sales and Net Sales, as applicable, a reasonable breakdown of expenses in arriving at the foregoing, any other transactions involving Licensed Products, and the Gross Sales or Net Sales, as applicable, resulting from all such transactions during such fiscal quarter, and accompanied by payment of the Royalty due thereon.

     C. Records. Licensee and its sublicensees (if any) shall maintain records of the transactions involving Licensed Products, Gross Sales, Net Sales, permitted expense deductions, and all Royalties paid thereon for a period of four (4) years following the end of the quarter following sale.

          (a) Audits. Licensor may appoint an independent certified public accountant, who shall have the right to examine the records required under this Section 3.C during normal business hours on reasonable notice. Licensee shall, as a condition to the grant of any sublicense, obtain the agreement of the sublicensee to make such records available for inspection by Licensor’ independent auditor.

          (b) Audit Expenses. Licensor shall initially bear all costs and expenses of any audit conducted by Licensor’s independent accountant. If there is an underpayment of Royalties in excess of five percent (5%), Licensee shall remit the amount of such underpayment to Licensor, together with a reimbursement for the reasonable costs and expenses of Licensor in connection with the audit. If there is an overpayment of Royalties in excess of five percent (5%), Licensor shall remit the amount of such overpayment to Licensee, together with reimbursement for the reasonable costs and expenses of Licensee in connection with the audit. Any disputes concerning Royalty amounts due will be resolved by expedited, final offer (baseball style) arbitration.

4. Term.

     A. Term. This Agreement and the License granted hereby shall, subject to all terms and conditions set forth herein, remain in full force and effect for ninety-nine (99) years from the date hereof (the “Term”); provided, however, that the Term shall end as to each of the Licensor Patents and copyrights upon the expiration of the term thereof, and as to each other item of Intellectual Property Rights when, if and as they cease to be protectible or fall into the public domain through no fault, action or inaction on the part of either of the Parties.

     B. Termination. Either Party shall have the right to terminate this Agreement: (1) for uncured material breach of a material term of this Agreement by the other Party, by giving formal written notice specifying the breach, and such breach has continued without cure for a period of (a) thirty (30) days after such notice or (b) if the Party receiving such a notice (i) concludes in good faith that there the conduct alleged to be occurring is not occurring or does not constitute a material breach of this Agreement, and (ii) timely initiates an arbitration proceeding in accordance with Section 9.H, thirty (30) days after entry of the arbitration award; or (2) in the event that the other Party files for protection under the U.S. Bankruptcy Code, or makes an assignment for the benefit of creditors. Upon termination of this Agreement pursuant to this Section 4.B, (a) Licensee, and all sublicensees (if any), shall cease to use the Technology in any way, (b) Licensee, and all sublicensees (if any), shall return to Licensor all Licensor Confidential Information, and (c) the Parties shall remain liable for all of their respective obligations under this Agreement that accrued prior to the date of termination.

5. Intellectual Property Rights.

     A. Prosecution of Patent Applications. Licensor shall diligently prosecute all of the Licensor Patent Applications at its own expense including, without limitation, in those foreign countries described in the Schedule attached hereto. If, at any time, Licensor intends to allow any Licensor Patent Application or Licensor Patent to lapse or to become abandoned or forfeited, Licensor shall notify Licensee, in writing, of its intention at least sixty (60) days before the date upon which said patent or application is due to lapse or become abandoned or forfeited. In the event that Licensee desires itself to continue to prosecute any such Licensor Patent Application, or to take the necessary action to maintain in force any such Licensor Patents, then Licensee shall, within thirty (30) days following Licensor’s written notice of intent to abandon, give written notice to Licensor of Licensee’s intent to prosecute and/or maintain such patent rights and Licensor shall thereupon promptly assign the entire right, title and interest, legal and equitable, in and to that patent or application to Licensee. Licensee shall be under no obligation to prosecute or maintain in force any Licensor Patents, Licensor Patent Applications or other Intellectual Property Rights.

     B. Option to Purchase Limited Patent and Intellectual Property Rights. In the event that Licensor files a petition in Bankruptcy under the U.S. Bankruptcy Code, or has filed against it a petition of involuntary bankruptcy that is not dismissed with 60 days thereafter, Licensor will be deemed to have sold to Licensee, the day prior to the filing of said petition, the Licensor Patents and Licensor Patent Applications and all other Intellectual Property Rights pertaining to the Technology for a purchase price equal to the amount of the Royalties paid to that time and the further Royalties that would otherwise have become payable by Licensee to Licensor over the remainder of the then-current Term of this Agreement. The prospective portion of the purchase price shall be paid in the same manner and at the same time as the future Royalties would otherwise have been paid hereunder.

     C. Infringement.

          (1) If Licensor discovers that a third party is manufacturing or selling products in the Territory that infringe the Licensor Patents or any other legally enforceable Intellectual Property Rights pertaining to the Technology, it shall notify Licensee of such infringement and give such Party all appropriate information in its possession relating to the infringement. This section shall not impose any obligation on either Licensor or Licensee to maintain any ongoing investigative program to detect any third party infringement.

          (2) Licensee shall have the sole right and authority to take such steps as it deems reasonable and appropriate in its sole discretion to determine whether actionable infringement is occurring and, if it is, to stop the infringement in the Territory during the Term, including but not limited to filing a legal action against the alleged infringer in its own name.

          (3) Licensee shall have the sole right to direct and control the prosecution of such an action, including selection of counsel and deciding to settle, dismiss or continue the prosecution of the action on such terms and in the manner it deems reasonable and appropriate in its sole discretion, and shall, subject to Section 5.C(4), bear all costs and expenses of such action, and shall retain all damages and other remedies recovered in such action.

          (4) Licensee shall have the right to offset all damages and losses awarded by any Court of competent jurisdiction relating to any infringement of the Intellectual Property Rights or the sale or use of the Licensed Products, including Licensee’s legal fees, costs and expenses, against any Royalty otherwise payable to Licensor.

     D. Development and Expenses.

          (1) Development. Licensee shall make commercially reasonable efforts to develop and commercially exploit the Technology to generate revenues during the Term.

          (2) Requested Expenses. Upon Licensee’s request, Licensor shall make commercially reasonable efforts to continue and advance the research and development program to prepare the Technology for commercial exploitation, and Licensee shall pay all reasonable and necessary research and development costs and expenses arising therefrom.

          (3) Monthly Expenses. No later than the earlier of (i) thirty (30) days after the date on which Licensee has obtained total debt or equity investment of at least three million five hundred thousand dollars ($3,500,000.00) or (ii) ninety (90) days after the date hereof, Licensee shall reimburse Licensor’s reasonable and necessary expenses incurred in the ordinary course of business consistent with past practices (“Licensor Expenses”), during the period from the date hereof to the Closing (as defined therein) or termination of the Merger Agreement. All such Licensor Expenses shall: (a) be only for the specific persons, services and expenses listed in reasonable detail on the Budget contained in the Company Disclosure Schedule to the Merger Agreement, (b) be payable hereunder only to the extent not paid pursuant to the Merger Agreement, (c) be mutually agreed upon in advance of being reimbursed with regard to all Professional Fees set forth in the Budget, and (d) include, but not be limited to, expenses already paid or accrued relating to human clinical trials carried out or to be carried out on behalf of Licensor in Italy and the United Kingdom as set forth in the Budget.

6. Confidentiality.

     A. Each Party agrees that during the performance of this Agreement, it may disclose to the other Confidential Information of such Disclosing Party. Each Receiving Party shall not, at any time or in any manner, disclose, copy, modify, distribute or otherwise transfer the Disclosing Party’s Confidential Information, or any part thereof, to any other person, except as permitted by this Agreement.

     B. A Receiving Party may disclose Confidential Information (1) to professional advisors of the Receiving Party in accordance with customary business practices in connection with the Agreement, and (2) to the Disclosing Party’s employees who have a specific need to know in order to perform that Party’s obligations hereunder, provided, however, that all such permitted disclosees shall be required to maintain the confidentiality of the Confidential Information in accordance with this Agreement, and each Receiving Party shall be responsible for all of its employees’ actions. Each Party shall use the other Party’s Confidential Information only to properly fulfill its obligations hereunder, and not for any other purpose. Upon request of a Party, and in any event promptly following termination of this Agreement under Section 4.C above, each Receiving Party shall immediately return the originals and all copies of any Confidential Information to the Disclosing Party.

     C. The obligations and restrictions set forth in this Section 6 shall not apply to any Confidential Information that falls within any of the following exceptions:

          (1) is or becomes part of the public domain without breach of this Agreement by a Receiving Party;

          (2) is lawfully in the possession of a Receiving Party prior to receiving it from the Disclosing Party hereunder;

          (3) is independently developed by or for a Receiving Party completely apart from the disclosures hereunder;

          (4) is received from a third party who lawfully acquires such information without restriction, and without breach of this Agreement by a Receiving Party; or

          (5) is released to the public or to a third party without a duty of confidentiality, pursuant to a binding court order or government regulation, provided that the Receiving Party delivers a copy of such order or action to the Disclosing Party and cooperates with the Disclosing Party if it elects to contest such disclosure.

Nothing provided for in this Section 6 shall be construed to preclude or inhibit Licensee’s rights to exploit any of its rights under the License.

7. Representations And Warranties.

     A. Representations and Warrants by Licensor. Licensor represents and warrants, as of the date first set forth above and upon the Effective Date and upon the date each Licensor Patent issues that:

          (1) Licensor has the right to enter into this Agreement and there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, whether written, oral or implied, that are inconsistent with this Agreement;

          (2) Licensor is the owner of the entire right, title and interest in and to invention and the art claimed in the Licensor Patent Applications and the claims contained in any Licensor Patent Rights that issues and that it has the sole right to grant the licenses granted to Licensee herein;

          (3) The Licensor Patents will not have been fraudulently procured, and Licensor has no reason to believe that the claims contained in the Licensor Patent Applications will not be issued in a manner that will protect sales of the Licensed Products in the Territory from competitors utilizing the invention or its equivalent;

          (4) Licensor has no knowledge of any circumstances that would render the Licensor Patents, when issued, invalid; and

          (5) Licensor has not granted any license to or under the Technology to any other person or entity for its use within the Territory.

     B. Representations by Licensee. Licensee represents and warrants that it has the right enter into and deliver this Agreement and undertake the duties provided for in this Agreement.

8. Indemnification.

     A. Indemnification by Licensor. Licensor agrees to hold harmless, defend and indemnify each of Licensee and its officers, directors, shareholders, employees, members,

partners, managers, attorneys and agents, from and against any liability, claims, demands, actions, costs, expenses, including reasonable attorneys’ fees, or causes of action whatsoever (collectively, “Claims”) arising on account of:

          (1) Any breach by Licensor of its representations and warranties contained herein;

          (2) Licensee’s lawful and non-negligent use of any Intellectual Property Rights licensed by Licensor hereunder;

          (3) Any Claims that Licensee’s use of the Intellectual Property Rights in conformity of this Agreement infringes upon or misappropriates the intellectual property rights of any third party; or

          (4) Licensor’s operations or conduct prior to the date of this Agreement with regard to the research, development, or production of the Technology and/or Licensed Products. Such Claims shall include, without limitation, any product liability claims or Claims on account of any injury or death of persons or damage to property based on alleged defects in the Technology existing as of the effective date of this Agreement or based on actions or omissions of Licensor, regardless of whether such Claims are made prior to or at any time after the date of this Agreement.

     B. Indemnification by Licensee. Licensee agrees to hold harmless, defend and indemnify each of Licensor and its officers, directors, shareholders, employees, members, partners, managers, attorneys and agents, from and against any Claims arising on account of any breach by Licensee of it representations and warranties contained herein.

9. General.

     A. Reformation/Severability. If any provision of this Agreement is declared invalid by any tribunal, then such provision shall be deemed automatically adjusted to the minimum extent necessary to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though such provision had never been included herein. In either case, the remaining provisions of this Agreement shall remain in effect.

     B. Binding Effect. All of the terms of this Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the Parties and their successors and permitted assigns, if any.

     C. Schedules. All schedules attached hereto and referred to herein, are an integral part of this Agreement and are incorporated herein by reference hereby.

     D. Subject Headings. The subject headings of the sections of this Agreement are included solely for purposes of convenience and reference only, and shall not be deemed to explain, modify, limit, amplify or aid in the meaning, construction or interpretation of any of the provisions of this Agreement.

     E. Interpretations and Definitions. In this Agreement whenever the context so requires, the gender includes the neuter, feminine and masculine and the number includes the singular and the plural and the words “person” and “party” include individuals, corporations, partnerships, firms, trusts or associations.

     F. Waiver. Any waiver by any Party of any breach of any term or condition of this Agreement shall not be deemed a waiver of any other breach of such term or of any other term or condition, nor shall the failure of any Party to enforce such provision constitute a waiver of such provision or any other provision, nor shall such action be deemed a waiver or release of the other Party for any claims arising out of or connected with this Agreement.

     G. Choice of Law. This Agreement and all matters or issues collateral hereto shall be construed in accordance with, and governed by, the laws of the State of Delaware.

     H. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, shall be resolved by final and binding arbitration before a retired judge at JAMS or its successor in Santa Monica, California. The expenses of arbitration, the reasonable fees and costs of legal counsel, experts, and evidence shall be awarded to the prevailing Party. Any interim or final award of the arbitrator may be entered in any court of competent jurisdiction.

     I. Successors and Assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assignable by any Party hereto without the written consent of the other Party first obtained and any attempted assignment without such written consent shall be void and confer no rights upon any third party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, successors and permitted assigns.

     J. No Joint Venture. This Agreement does not constitute and shall not be construed to constitute an agency, a partnership or a joint venture between the Parties. Neither Party shall have any power or right, nor shall it represent itself as having any power or right to obligate or bind the other Party in any manner whatsoever and nothing contained in this Agreement shall give or is intended to give any rights of any nature to third party. This is an agreement between separate entities and neither is the agent of the other for any purpose whatsoever.

     K. Notice. All written notices or other written communications required under this Agreement shall be deemed properly given when provided to the parties entitled thereto by personal delivery (including delivery by commercial services such as messengers and airfreight forwarders), by electronic means (such as by electronic mail, telex or facsimile transmission) or by mail sent registered or certified mail, postage prepaid at the following addresses (or to such other address of a Party designated in writing by such Party to the others):

If to Licensee:

Xcorporeal, Inc.
Attn: Terren S. Peizer
c/o Greenberg Traurig, LLP
2450 Colorado Avenue, Suite 400E
Santa Monica, California 90404
Attn: John C. Kirkland, Esq.
Fax: (310) 586-0286

With a copy to:

Greenberg Traurig, LLP
2450 Colorado Avenue, Suite 400E
Santa Monica, California 90404
Attn: John C. Kirkland, Esq.
Fax: (310) 586-0286

If to Licensor:

National Quality Care, Inc.
9033 Wilshire Boulevard, Suite 501
Beverly Hills, California 90211
Attention: Robert M. Snukal
Fax: (310) 840-5681

With a copy to:

Jenkins & Gilchrist, LLP
12100 Wilshire Boulevard, 15th Floor
Los Angeles, California 90025
Attn: Jeffrey P. Berg, Esq.
Fax: (310) 820-8859

All notices given by electronic means shall be confirmed by delivering to the Party entitled thereto a copy of said notice by certified or registered mail, postage prepaid, return receipt requested. All written notices shall be deemed delivered and properly received upon the earlier of two (2) days after mailing the confirmation notice or upon actual receipt of the notice provided by personal delivery or electronic means.

     L. Further Documents. Each Party shall execute and deliver, at any time and from time to time, upon the request of the other such further instruments, papers or documents as may be necessary or appropriate to consummate the transactions contemplated hereby and to take such other action as the other Party may reasonably request to effectuate the purposes of this Agreement.

     M. Amendment. This Agreement may only be amended, modified or changed by a written document executed by both Parties.

     N. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     O. Entire Agreement. This instrument contains the entire agreement between the Parties, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral. Neither Party has relied upon any promise, representation or undertaking not expressly set forth herein.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and date first set forth above.

LICENSOR:

NATIONAL QUALITY CARE, INC.

By:	/s/ Victor Gura
Name:	Victor Gura, M.D.
Title:	Chief Scientific Officer

By:	/s/ Robert M. Snukal
Name:	Robert M. Snukal
Title:	Chief Executive Officer

LICENSEE:

XCORPOREAL, INC.

By:	/s/ Terren S. Peizer
Name:	Terren S. Peizer
Title:	Chairman of the Board

NATIONAL QUALITY CARE, INC.
Patent Status

	A	B	C	D	E	F	G	H	I	J
1	COUNTRY	TITLE	STATUS	FILE/ DATE	SERIAL NO	ISSUE DATE	EXPIRES	PATENT NO	NEXT ACTION	DATE DUE
2	US	WEARABLE CONTINUOUS RENAL REPLACEMENT THERAPY DEVICE	ISSUED	11/16/01	10/085,349	11/01/05	11/16/21	6,960,179	1ST MAINT FEE DUE	05/01/09
3	Japan	WEARABLE CONTINUOUS RENAL REPLACEMENT THERAPY DEVICE	PENDING	09/26/02	2003-545355				EXAMINATION REPORT (Examination Rqstd 9/25/05)	09/25/06
4	Mexico	WEARABLE CONTINUOUS RENAL REPLACEMENT THERAPY DEVICE	PENDING	09/26/02	PA/a/2004/004690				ANNUITY DUE	09/26/07
5	Sweden	WEARABLE CONTINUOUS RENAL REPLACEMENT THERAPY DEVICE	PENDING	09/26/02	0401253-0				OA RESPONSE	07/10/06
6	Europe	WEARABLE CONTINUOUS RENAL REPLACEMENT THERAPY DEVICE	PUBLISHED	09/26/02	02773650.3				ANNUITY5 DUE	09/26/06
7	Brazil	WEARABLE CONTINUOUS RENAL REPLACEMENT THERAPY DEVICE	PENDING	09/26/02	PI 0214228-7				ANNUITY5 DUE	12/26/06
8	PCT	WEARABLE CONTINUOUS RENAL REPLACEMENT THERAPY DEVICE	NAT'L PHASE	09/26/02	PCT/US02/30968				NON-ACTIVE	N/A
9	US	WEARABLE PERITONEAL DIALYSIS SYSTEM	ABANDONED	12/13/01	10/015,542				NON-ACTIVE	N/A
10	US	LOW HYDRAULIC RESISTANCE CARTRIDGE	PUBLISHED	01/23/03	10/350,858				OA RESPONSE	08/04/06
11	US	WEARABLE CONTINUOUS RENAL REPLACEMENT THERAPY DEVICE	PUBLISHED	09/14/04	10/940,862				STATUS CHECK (Ready For Exam as of 3/1/06)	06/14/06
12	US	WEARABLE ULTRAFILTRATION DEVICE	PUBLISHED	05/17/04	10/846,618				STATUS CHECK (Ready For Exam as of 3/1/06)	06/17/06
13	US	WEARABLE ULTRAFILTRATION DEVICE	PUBLISHED	09/19/02	10/251,937				OA RESPONSE	07/19/06
14	US- Provisional	DUAL-VENTRICLE PUMP CARTRIDGE	PENDING	08/05/05	60/706,167				FILE NON-PRV & FOREIGN APPS	08/05/06
15	US	METHOD FOR INSTALLING AND SERVICING A WEARABLE CONTINUOUS RENAL REPLACEMENT THERAPY DEVICE	PROPOSED						APPLICATION DRAFTED	06/01/06
16	US	DUAL-VENTRICLE PUMP CARTRIDGE	PROPOSED						FILING DEADLINE	08/05/06

Appendix C

MERGER AGREEMENT
     This Merger Agreement (“Agreement”) is entered into as of September 1, 2006, by and among Xcorporeal, Inc. (“Shell”), NQCI Acquisition Corporation, a Delaware corporation and a newly-created wholly-owned Subsidiary of Shell (“Merger Subsidiary”), and National Quality Care, Inc., a Delaware corporation (“Company”), (each a “Party” and collectively the “Parties”).
RECITALS
     A. This Agreement contemplates a reverse triangular merger as defined in Section 368(a)(2)(E) of the Code of Merger Subsidiary with and into Company in a transaction qualifying as a reorganization under Section 354 of the Code.
     B. This Agreement further contemplates that, in the event that the merger transaction does not close, Company may assign its Technology to Shell in consideration of Shell Shares.
     C. The Closing of the transactions contemplated by this Agreement are subject to the filing and effectiveness of a Registration Statement and Information Statements as set forth herein.
     D. At the Closing, either the Company Stockholders will receive Shell Shares in exchange for their Company Shares, and the Company will become a wholly-owned Subsidiary of Shell, or the Company will receive Shell Shares in consideration of the Technology Transaction.
     NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants contained herein, the Parties agree as follows.
1. Basic Transaction.
     A. Merger. On and subject to the terms and conditions of this Agreement, Merger Subsidiary will merge with and into Company (the “Merger”). Company will be the corporation surviving the Merger (after the Closing, the “Surviving Corporation”). The separate corporate existence of Merger Subsidiary will cease as of the Merger.
     B Technology Transaction. If the Merger is terminated before the Closing of the Merger in accordance with Section 6.A, the Closing of the Technology Transaction shall proceed in accordance with Section 6.B.
     C. Documents. As soon as practicable following the execution of this Agreement, each Party will deliver to the others the various certificates, instruments, and documents referred to herein.
     D. Closing. The closing of one of the two mutually-exclusive transactions contemplated by this Agreement, either in the form of the Merger or the Technology

Transaction, will take place as soon as practicable on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transaction, other than conditions with respect to actions the respective Parties will take at the Closing itself, or such other time as the Parties may mutually determine, (the “Closing”).
     D. Voting Agreements.
          (1) Stockholder Agreement. Concurrently herewith, each of the Majority Stockholders will enter into the Voting Agreement (the “Stockholder Agreement”), in the form attached as Exhibit A hereto, absolutely and irrevocably ratifying, approving and consenting to: (a) the License Agreement between Company and Shell entered into concurrently herewith (the “License Agreement”) and (b) subject to Sections 2.B(7) and 3.J and effective as of the Closing, this Agreement and the transactions contemplated by this Agreement, including without limitation the Merger or the Technology Transaction.
          (2) CNL Agreement. Concurrently herewith, CNL will enter into the Agreement (the “CNL Agreement”), in the form attached as Exhibit B hereto (together with the Stockholder Agreements, the “Voting Agreements”), absolutely and irrevocably ratifying, approving and consenting to: (a) the License Agreement; and (b) subject to Sections 2.A and 3.J and effective as of the Closing, this Agreement and the transactions contemplated by this Agreement, including without limitation the Merger or the Technology Transaction.
          (3) Director Agreement. Concurrently herewith, Shell will enter into the agreement (the “Director Agreement”), in the form attached as Exhibit C hereto.,
     E. Merger Certificate. At the Closing of the Merger, Shell will file with the Secretary of State of the State of Delaware a Certificate of Merger between Company and Merger Subsidiary, in the form attached hereto as Exhibit D (the “Merger Certificate”).
     F. Effect of Merger or Technology Transaction.
          (1) General. The Merger will become effective upon filing of the Merger Certificate with the Secretary of State of the State of Delaware (the “Effective Time”). The Merger will have the effect set forth in the DGCL. The Surviving Corporation may, at any time after the Closing, take any action, including executing or delivering any document, in the name and on behalf of either Company or Merger Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.
          (2) Certificate of Incorporation. The certificate of incorporation of Surviving Corporation will be amended and restated at and as of the Closing to read as did the certificate of incorporation of Merger Subsidiary immediately prior to the Closing, except that the name of Surviving Corporation may be changed by Shell.
          (3) Bylaws. The bylaws of Surviving Corporation will be amended and restated at and as of the Closing to read as did the bylaws of Merger Subsidiary immediately prior to the Closing, except that the name of Surviving Corporation may be changed by Shell.

          (4) Directors. The directors of Company who shall be directors of Surviving Corporation at and as of the Closing are as set forth in the attached Exhibit E.
          (5) Conversion of Company Securities.
               (a) Conversion of Shares. At and as of the Closing of the Merger, (a) all issued and outstanding Company Securities (other than any Dissenting Shares) will, by virtue of the Merger and without any further action on behalf of Shell, Company or any Company Stockholder, automatically be converted into and become validly issued, fully paid and non-assessable Shell Shares (the ratio of Company Shares to one (1) Shell Share is referred to herein as the “Conversion Ratio”), such that all holders of all Company Shares will collectively receive, on a fully diluted basis, after taking into account the conversion into Company Shares of all Convertible Debt, which shall occur prior to and as a condition of Closing, an aggregate of forty-eight (48%) of all Shell Shares outstanding as of the date hereof, adjusted for any stock splits or dividends prior to the Closing, (b) each Dissenting Share will be converted into the right to receive payment from Surviving Corporation with respect thereto in accordance with the provisions of the DGCL and, to the extent applicable, the CGCL, and (c) all unissued and treasury Company Shares will be cancelled.
               (b) Share Certificates.
                    (i) Following the Closing of the Merger, upon surrender of an original stock certificate representing Company Shares, Shell will cause to be issued a stock certificate for Shell Shares to which such Person is entitled pursuant to the Conversion Ratio, bearing any necessary or appropriate restrictive legend. Shell will not pay any dividend or make any distribution on Shell Shares with a record date at or after the Closing to any record holder of outstanding Company Shares until the holder surrenders for exchange his, her, or its certificates that represented Company Shares.
                    (ii) If any certificate evidencing Shares shall has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the certificate to be lost, stolen or destroyed and, if required by Shell or its Transfer Agent, the posting of an indemnity bond, in such reasonable amount as the Transfer Agent may direct, as collateral security against any claim that may be made with respect to the certificate, Shell will cause to be issued in exchange for the lost, stolen or destroyed certificate the applicable number of Shell Shares.
               (c) Conversion of Warrants. All warrants to purchase Company Shares issued and outstanding at the Closing of the Merger, as set forth in the attached Exhibit F (“CompanyWarrants”) will, by virtue of the Merger and without any action on the part of Shell, Company or the holders of the Warrants, be converted into and will become warrants to purchase Shell Shares (“Shell Warrants”) as part of the Conversion Ratio, on the same terms and conditions as those set forth in Exhibit F.
               (d) Conversion of Options. All options to purchase Company Shares outstanding at the Closing of the Merger, as set forth in the attached Exhibit G (“Company Options”) will, by virtue of the Merger and without any action on the part of Shell, Company or the holders of the options, be assumed by Shell, and will become options to purchase Shell Shares (“Shell Options”) as part of the Conversion Ratio, on the same terms and conditions as those set forth in Exhibit G.
               (e) No fractional Shell Shares, or Shell Warrants or Shell Options to receive fractional Shell Shares will be issued, and any right to receive a fractional share will be rounded to the nearest whole Shell Share. As of the Closing of the Merger, the Company Shares, Company Warrants and Company Options (collectively, “Company Securities”) will be deemed canceled and will cease to exist, and each holder of a Company Security will cease to have any rights with respect thereto, other than those expressly set forth in this Section 1.F(5). After the Closing of the Merger, transfers of Company Shares outstanding prior to the Closing will not be made on the stock transfer books of Surviving Corporation.
               (f) CNL Warrants. At the Closing of the Merger, CNL will be granted Shell Warrants to purchase a number of validly issued, fully paid and non-assessable Shell Shares equal to the aggregate number of Shell Shares into which any Company Warrants outstanding as of the Closing are convertible, at prices per share equal to the prices per share of all such Company Warrants, and otherwise on terms equal to or better than the most favorable terms of such Company Warrants; provided, however, that the Shell Warrants granted to CNL pursuant to this Section 1.F(5)(f) may be exercised only when the corresponding number of such converted Company Warrants are exercised.
               (g) CNL Options. At the Closing of the Merger, CNL will be granted Shell Options to purchase a number of validly issued, fully paid and non-assessable Shell Shares equal to the aggregate number of Shell Shares into which any Company Options outstanding as of the Closing are convertible, at prices per share equal to the prices per share of all such Company Options, and otherwise on terms equal to or better than the most favorable terms of such Company Options; provided, however, that the Shell Options granted to CNL pursuant to this Section 1.F(5)(g) may be exercised only when the corresponding number of such converted Company Options are exercised.
               (h) Technology Shares. At the Closing of the Technology Transaction, Shell shall issue and deliver to the Company the number of Shell Shares set forth in Section 6.B(2).
2. Conditions To Obligations To Close.
     A. Conditions to Shell’s Obligation. The obligation of each of Shell and, in the case of the closing of the Merger, Merger Subsidiary to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (1) The representations and warranties set forth in Section 4 will be true and correct in all material respects as if made at and as of the Closing, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Adverse Effect” or “Adverse Change,” in which case such representations and warranties as so written, including the term “material” or “Material,” will be true and correct in all respects at and as of the Closing;

          (2) Company will have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Adverse Effect” or “Adverse Change,” in which case Company will have performed and complied with all of such covenants as so written, including the term “material” or “Material,” in all respects through the Closing;
          (3) There will not be any judgment, order, decree or injunction in effect that would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) adversely affect the right of Shell to own the capital stock of Surviving Corporation and to control Surviving Corporation and its Subsidiaries, or (d) adversely affect the right of any of Surviving Corporation and its Subsidiaries to own its assets and to operate its business;
          (4) Company will have delivered to Shell a certificate to the effect that each of the conditions specified in Sections 2.A(1)-(3) is satisfied in all respects;
          (5) In the case of the Closing of the Merger, Company will have delivered to Shell an executed counterpart of the Merger Certificate;
          (6) Shell will have received from counsel to Company an opinion in form and substance as set forth in Exhibit H attached hereto;
          (7) At least twenty (20) calendar days will have passed since a definitive written information statement pursuant to Rule 14c-2 under the Exchange Act (“Company Statement”), which will include the information required to be disclosed under Rule 14f-1 under the Exchange Act, has been filed with the SEC and transmitted to every record holder of Company Shares from whom proxy authorization or consent is not solicited;
          (8) At least twenty (20) calendar days will have passed since a definitive written information statement pursuant to Rule 14c-2 under the Exchange Act (“Shell Statement”) has been filed with the SEC and transmitted to every record holder of Company Shares from whom proxy authorization or consent is not solicited;
          (9) In the case of the Closing of the Merger, a registration statement relating to the offering and issuance of the Shell Shares (“Registration Statement”) will have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Company Statement shall have been initiated or threatened in writing by the SEC or any other Governmental Authority; and all requests for additional information on the part of the SEC or any other Governmental Authority shall have been complied with to the reasonable satisfaction of the parties hereto, or an exemption from the Securities Act and applicable state securities laws is available;
          (10) In the case of the Closing of the Merger, all of Company’s debt securities that give the holder of such debt security the right to purchase a specified number of Company Shares (“Convertible Debt”), as set forth in Exhibit J, shall have been converted to Company Shares as part of the Conversion Ratio. All other Company debt obligations shall have been either retired by Company or converted to Company Shares prior to the Closing;
          (11) In the case of the Closing of the Merger, Shell will have received the resignations, effective as of the Closing, of each director and officer of Company and its Subsidiaries, other than those set forth in Exhibit E attached hereto;
          (12) As of the date of execution of this Agreement, Company shall have obtained an executed Affiliate Agreement in the form of Exhibit I hereto (the “Affiliate Agreement”) from all Persons who may be deemed to be an “Affiliate” of Company within the meaning of Rule 145 promulgated under the Securities Act, as listed on Section 2.A(11) of the Company Disclosure Schedule. Shell shall be entitled to place legends, as specified in the Affiliate Agreement, on the certificates evidencing the Shell Shares to be received by any Affiliate of Company and to issue appropriate stop transfer instructions to the transfer agent for such Shell Shares consistent with the terms of the Affiliate Agreement, regardless of whether such Person has executed an Affiliate Agreement;
          (13) As of the date of execution of this Agreement, Company, Shell, CNL and each of the Majority Stockholders shall have entered into the Voting Agreements;
          (14) In the case of the Closing of the Merger, prior to the Closing the Parties and the Directors named therein shall have executed an Asset Assignment and Debt Payment Agreement (the “AADP Agreement”), in the form attached as Exhibit J hereto, pursuant to which, among other provisions, LACD shall have assumed all of Company’s accounts payable and accounts receivable which, together with LACD’s liabilities, accounts payable and accounts receivable, shall be disclosed to Shell in writing within thirty (30) days of the date hereof;
          (15) In the case of the Closing of the Merger, prior to the Closing Company shall have sold all assets of Los Angeles Community Dialysis, Inc., a California corporation and wholly-owned Subsidiary of Company (“LACD”), with the exception of LACD’s accounts receivable, and LACD shall have no outstanding liabilities of any kind except as scheduled in the AADP Agreement;
          (16) The Parties shall have executed the License Agreement; and
          (17) This Agreement shall have been adopted by the requisite vote of the stockholders of each of Shell, and, if required, Merger Sub, and Company.
Shell and Merger Subsidiary may waive any condition specified in this Section 2.A if it or they execute a writing so stating at or prior to the Closing.
     B. Conditions to Company’s Obligation. The obligation of Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (1) The representations and warranties set forth in Section 5 will be true and correct in all material respects at and as of the Closing, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Adverse Effect” or “Adverse Change,” in which case such representations and warranties as so written, including the term “material” or “Material,” will be true and correct in all respects at and as of the Closing;
          (2) Each of Shell and, in the case of the Closing of the Merger, Merger Subsidiary will have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Adverse Effect” or “Adverse Change,” in which case Shell and, in the case of the Closing of the Merger, Merger Subsidiary will have performed and complied with all of such covenants as so written, including the term “material” or “Material,” in all respects through the Closing;
          (3) There will not be any judgment, order, decree or injunction in effect that would (a) prevent consummation of any of the transactions contemplated by this Agreement, or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;
          (4) Shell will have delivered to Company a certificate to the effect that each of the conditions specified in Sections 2.B(1)-(3) is satisfied in all respects;
          (5) In the case of the Closing of the Merger, Shell will have delivered to Company an executed counterpart of the Merger Certificate;
          (6) Company will have received from counsel to Merger Subsidiary an opinion in form and substance as set forth in Exhibit K attached hereto.
          (7) At least twenty (20) calendar days will have passed since the Company Statement has been filed with the SEC and transmitted to every record holder of Company Shares from whom proxy authorization or consent is not solicited;
          (8) The Registration Statement will have become effective under the Securities Act, or an exemption from the Securities Act and applicable state securities laws is available;
          (9) At least twenty (20) calendar days will have passed since the Shell Statement, if required under applicable law, has been filed with the SEC and transmitted to every record holder of Shell Shares from whom proxy authorization or consent is not solicited;
          (10) As of the date of execution of this Agreement, CNL shall have entered into the CNL Agreement;
          (11) The Parties shall have executed the License Agreement;
          (12) In the case of the Closing of the Merger, prior to the Closing the Parties shall have executed the AADP Agreement;

          (13) This Agreement shall have been adopted by the requisite vote of the stockholders of each of Shell and Merger Sub, if required; and
          (14) The Parties shall have executed the Director Agreement.
Company may waive any condition specified in this Section 2.B if it executes a writing so stating at or prior to the Closing.
3. Covenants.
     The Parties agree as follows with respect to the period from and after the execution of this Agreement until the Closing or termination of this Agreement:
     A. General. Each of the Parties will use its best efforts to prepare, execute and deliver all documents, take all actions and do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including the satisfaction, but not waiver, of all of the Closing conditions set forth in Section 2.
     B. Notices. Company will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its best efforts to obtain (and will cause each of its Subsidiaries to use its best efforts to obtain) any necessary third-party consents.
     C. SEC and State Filings. Each of the Parties will, and will cause each of its Subsidiaries to, give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to herein. Without limiting the generality of the foregoing:
          (1) Company Statements. Company and Shell, if required, will prepare as soon as practicable and timely file with the SEC preliminary and definitive Company Statements, in form and substance reasonably satisfactory to Shell and Company, respectively, and mail all necessary and appropriate definitive documents to all Company Stockholders and Shell Stockholders, respectively, and as soon as practicable after approval by the SEC or the expiration of applicable waiting periods.
          (2) Registration Statement. Shell will prepare as soon as practicable and timely file with the SEC the Registration Statement on appropriate form with respect to the Merger or the Technology Transaction, as the case may be, and the offering of the Shell Shares. Within ninety (90) days following the effectiveness of a resale registration statement on Form S-3 on behalf of selling stockholder from whom Shell has raised in excess of twenty-five million dollars ($25,000,000.00), Shell will: (a) prepare and file with the SEC a registration statement on Form S-3, with respect to any unregistered Shell Shares (i) underlying the Shell Warrants and Shell Options or (ii) issued in connection with the Technology Transfer; and (b) use reasonable efforts to cause such registration statement to become and remain effective for a period of five (5) years following the Closing.

          (3) Blue Sky Filings. Shell will take all actions that may be necessary, proper, or advisable under applicable state securities laws in connection with the offering and issuance of the Shell Shares.
          (4) Further Cooperation. The filing Party in each instance will use its best efforts to respond to the comments of the SEC or any state Governmental Authorities on any filings and will make any further filings, including amendments and supplements, in connection therewith that may be necessary, proper, or advisable. Shell will provide Company, and Company will provide Shell, with whatever information and assistance in connection with the foregoing filings the filing Party may request.
     D. Section 16 Matters. Prior to Closing of the Merger, the Board of Directors of Company will adopt a resolution consistent with the interpretive guidance of the SEC stating that the disposition of Company Shares, Warrants or Options pursuant to this Agreement by any officer or director of the Company who is a covered person for purposes of Section 16 of the Exchange Act (together with the rules and regulations thereunder, “Section 16”) (each, a “Company Covered Person”) is intended to be an exempt transaction for purposes of Section 16 provided that such Company Shares, Warrants or Options are listed in the Section 16 Information (as defined below). Company shall deliver to Shell such Section 16 Information in a timely fashion prior to Closing. Upon receiving Company’s Section 16 Information and prior to Closing, the Board of Directors of Shell will adopt a resolution consistent with the interpretive guidance of the SEC stating that the acquisition of Shell Shares, Warrants or Options pursuant to this Agreement by any Company Covered Person who becomes a covered person of Shell for purposes of Section 16 is intended to be an exempt transaction for the purposes of Section 16 provided that such Shell Shares, Warrants or Options are listed in the Section 16 Information. “Section 16 Information” shall mean information accurate in all material respects regarding the Company Covered Persons and the number of Company Shares held by each Company Covered Person that are to be exchanged for Shell Shares pursuant to this Agreement , and the number and description of the Company Warrants and Options held by each such Company Covered Person which are to be converted into Shell Warrants and Options hereunder.
     E. Operation of Business. Company will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, without the prior written consent of Shell, neither Company nor any of its Subsidiaries will:
          (1) Authorize or effect any change in its charter or bylaws;
          (2) Grant any options, warrants, or other rights to purchase or obtain any of its stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);
          (3) Declare, set aside, or pay any dividend or distribution with respect to its stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

          (4) Issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business; provided, however, that Company may issue Convertible Debt to any of its directors and officers so long as such Convertible Debt is converted to Company Shares prior to Closing in accordance with Section 2.A(9) hereof, and that the Conversion Ratio will be automatically adjusted to take into account any additional Company Shares resulting therefrom so that the total number of Shell Shares issued in exchange for Company Shares will not be increased;
          (5) Make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;
          (6) Grant, extend or expand any employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;
          (7) Commit to any of the foregoing; or
          (8) Issue any press release or public statement regarding the Company or any Products.
The foregoing notwithstanding, Company may take the following actions prior to Closing: (a) increase its authorized shares of common stock to 125,000,000 Company Shares; provided, however, that such Company Shares shall be subject to the restrictions set forth in Sections 3.E(2) and (3) above; (b) perform its obligations and effectuate the transactions provided for in the May 31, 2006 Purchase and Sale Agreement and Joint Escrow Instructions with Kidney Dialysis Center of West Los Angeles, LLC, (c) sell all assets of the acute dialysis care division, with the exception of its accounts receivable, for an amount sufficient to satisfy all of its outstanding liabilities, and (d) make distributions to the former stockholders of Company pursuant to the AADP Agreement. The provisions of this Section 3.E shall terminate in the event of the Closing of the Technology Transaction or the termination of this Agreement.
     F. Expense Reimbursement. No later than the earlier of (i) thirty (30) days after the date on which Shell has obtained total debt or equity investment of at least three million five hundred thousand dollars ($3,500,000.00) or (ii) ninety (90) days after the date hereof, Licensee shall reimburse Company’s reasonable and necessary expenses incurred in the ordinary course of business consistent with past practices (“Company Expenses”), during the period from the date hereof to the Closing (as defined therein) or termination of this Agreement. All Company Expenses shall: (a) be only for the specific persons, services and expenses listed in reasonable detail on the Budget contained in the Company Disclosure Schedule to the Merger Agreement, (b) be payable hereunder only to the extent not paid pursuant to the Merger Agreement, (c) be mutually agreed upon in advance of being reimbursed with regard to all Professional Fees set forth in the Budget, and (d) include, but not be limited to, expenses already paid or accrued relating to human clinical trials carried out or to be carried out on behalf of Licensor in Italy and the United Kingdom as set forth in the Budget.
     G. Reasonable Access. Company and Shell will (and will cause each of their Subsidiaries to) permit representatives of Shell and Company(including legal counsel and accountants) to have reasonable access, during normal business hours and on reasonable notice, to all information (including tax information) concerning the business, properties and personnel, of or pertaining to Company and each of its Subsidiaries. Shell will treat and hold as such any Confidential Information it receives from Company or any of its Subsidiaries in the course of the reviews contemplated by this Section 3.G, will not use any of the Confidential Information except in connection with this Agreement or the License Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to Company all tangible embodiments (and all copies) thereof that are in its possession.
     H. Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in this Agreement. No disclosure by any Party pursuant to this Section 3.H, however, will be deemed to amend or supplement the Company Disclosure Schedule or the Shell Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
     I. Exclusivity. Company will not, and will not cause or permit any of its Subsidiaries, directors or officers to: (1) solicit, initiate, encourage or entertain the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of Company or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange); (2) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, except in the case of directors to the extent their fiduciary duties may require. Company will notify Shell immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing (an “Acquisition Proposal”) or if the Board of Directors of Company shall have approved, recommended executed or entered into an Acquisition Proposal, or resolved to do so. The foregoing notwithstanding, Company may solicit offers, participate in negotiations, and execute any necessary agreements related solely to the sale of the assets of LACD. The provisions of this Section 3.I shall terminate in the event of the Closing of the Technology Transaction or the termination of this Agreement.
     J. Directors’ and Officers’ Indemnification and Insurance.
     (1) From and after the Effective Time, Shell will, or will cause the Surviving Corporation to, (i) fulfill and honor in all respects the obligations to indemnify and hold harmless the Shell’s, the Surviving Corporation’s, Company’s and each of their Subsidiaries’ present and former directors, officers and employees and their heirs, executors and assigns (each an “Indemnified Party,” and collectively, the “Indemnified Personnel”), to the same extent that such individuals are entitled to indemnification as of the date of this Agreement pursuant to applicable law, articles of incorporation, bylaws and indemnification or other agreements, if any, in existence on the date hereof with, or for the benefit of, any such Indemnified Party arising out of or pertaining to matters existing or occurring at or prior to the Effective Time and for acts or omissions existing or occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), whether or not asserted or claimed prior thereto, and (ii)

include and caused to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws for a period of five years after the Effective Time, subject to any limitation imposed from time to time under applicable law, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees, and advancement of expenses, that are at least as favorable to the Indemnified Personnel as those set forth in the current articles of incorporation and bylaws of the Company in effect on the date hereof.
     (2) In the event that any claim, action, suit, proceeding or investigation involving any Indemnified Party is brought or initiated within five years after the Effective Time and arises out of or pertains to any actual or alleged action or omission in his or her capacity as an officer, director or employee of Company or any of its Subsidiaries occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement, in each case for which such Indemnified Party is indemnified under this Section 3.J, except as otherwise required by applicable law or contract or policy terms, (i) the Indemnified Personnel, may, at their option, (A) elect to retain individual counsel at their own expense or (B), as a group, elect to retain only one law firm to represent such Indemnified Personnel, which counsel shall be counsel of Shell in addition to local counsel (provided that if the use of counsel of Shell would be expected under applicable standards of professional conduct to give rise to a conflict between the position of the Indemnified Personnel and that of Shell, the Indemnified Personnel shall be entitled instead to be represented, either as a group by one counsel, or individually by separate counsel at their own expense, in addition to local counsel, selected by the Indemnified Personnel, and reasonably satisfactory to Shell), (ii) after the Effective Time, Shell and the Surviving Corporation will pay the reasonable fees and expenses of all such counsel, promptly after statements therefor are received and (iii) Shell and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that Shell and the Surviving Corporation will not be liable for any settlement effected without their written consent (which consent will not be unreasonably withheld, delayed, or conditioned); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such five-year period, all rights to indemnification are asserted or made within such five-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. Any Indemnified Personnel wishing to claim indemnification under this Section 3.J, upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify Shell and the Surviving Corporation (provided that the failure to so notify Shell or the Surviving Corporation shall not relieve such entity from any liability that it may have under this Section 3.J, except to the extent that such failure prejudices such entity), and shall deliver to Shell and the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL.
     (3) At the Closing of the Merger, Shell will, or will cause the Surviving Corporation to, secure a “tail” on the Company’s existing directors’ and officers’ insurance policies, which will provide Company, each individual serving as a director or officer of Company as of the date of this Agreement or of the Surviving Corporation at the Closing of the Merger, and such other Persons, if any, currently covered by such existing directors’ and officers’ insurance policies with coverage on terms and in amounts that are no less favorable than those of the Company’s policies in effect on the date hereof, or obtain substantially similar coverage for such persons, for a period of at least five (5) years from the Effective Time.
     (4) Notwithstanding anything in the Agreement to the contrary, the provisions of this Section 3.J are intended to be for the benefit of, and will be enforceable by, the Indemnified Personnel, their heirs and representatives, and may not be amended or repealed without the prior written consent of the affected Indemnified Personnel, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that such Indemnified Personnel may have by contract or applicable law.
     (5) Notwithstanding anything in this Agreement to the contrary, in the event that Shell or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Shell or Surviving Corporation shall cause proper provisions to be made so that the successors and assigns of Shell or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 3.J.
     K. Indemnification of Company and Majority Stockholders. Shell shall at all times indemnify and hold harmless Company and the Majority Stockholders and their respective Affiliates, Subsidiaries, directors, officers, employees, representatives, attorneys and agents from any and all costs, expenses, losses, damages and liabilities incurred or suffered, directly or indirectly, by any of them (including, without limitation, legal fees and expenses) resulting from or attributable to:
          (1) The breach of, or misstatement in, any one or more of the representations, warranties, or covenants of either Shell or Merger Subsidiary made in or pursuant to this Agreement or any other Merger Document;
          (2) Any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one or more of the representations, warranties, or covenants of either Shell or Merger Subsidiary made in or pursuant to this Agreement or any other Merger Document; or
          (3) Any claims, demands, suits, investigations, proceedings or actions by Company stockholders against Company arising from or connected with the transactions contemplated by this Agreement or any other Merger Documents; provided, however, that Shell shall not have any obligation under this Section 3.K(3) with respect to any claims, demands, suits, investigations, proceedings or actions to the extent any resulting liability is strictly and solely attributable to Company’s breach of any material representation, warranty or obligation hereunder or Company’s gross negligence or willful misconduct.
     L. Defense of Claims. If any Party has received actual notice or any claim asserted or any action or administrative or other proceeding commenced in respect of which claim, action, or proceeding indemnity properly may be sought against another Party or Parties pursuant Section 3.K above (such Party or Parties, individually and collectively, the “Indemnitor”), the

Party or Parties seeking indemnity (such Party or Parties, individually and collectively, the “Indemnitee”) will give notice in writing to the Indemnitor.
          (1) Within ten (10) days after the earlier of (a) receipt of such notice or (b) receipt of actual notice by Indemnitor from sources other than Indemnitee, Indemnitor may give Indemnitee written notice of its election to conduct the defense of such claim, action, or proceeding at its own expense. If Indemnitor has given Indemnitee such notice of election to conduct the defense, Indemnitor may conduct the defense at its expense, but Indemnitee may nevertheless have the right to participate in the defense at the expense of Indemnitor.
          (2) If Indemnitor has not notified Indemnitee in writing (within the time period above provided) of its election to conduct the defense of such claim, action, or proceeding, Indemnitee may (but need not) conduct the defense of such claim, action, or proceeding at the expense of Indemnitor. Indemnitee may at any time notify Indemnitor of Indemnitee’s intention to settle, compromise, or satisfy any such claim, action, or proceeding (the defense of which Indemnitor has not previously elected to conduct) and may make such settlement, compromise, or satisfaction at the expense of Indemnitor unless Indemnitor notifies Indemnitee in writing (within five (5) days after receipt of such notice of intention to settle, compromise, or satisfy) of its election to assume, at Indemnitor’s sole expense, the defense of any such claim, action, or proceeding and promptly take appropriate action to implement such defense.
          (3) Any settlement, compromise, or satisfaction made by Indemnitee or any such final judgment or decree entered in any claim, action, or proceeding defended only by Indemnitee pursuant to this Section 3.L, regardless of amount or terms, will be deemed to have been consented to by, and will be binding on, Indemnitor as fully as though Indemnitor had assumed the defense and a final judgment or decree had been entered in such proceeding or action by a court of competent jurisdiction in the amount of such settlement, compromise, satisfaction, judgment, or decree.
          (4) If Indemnitor has elected under this Section 3.L to conduct the defense of any claim, action, or proceeding, then Indemnitor will be obligated to pay the amount of any adverse final judgment or decree rendered with respect to such claim, action, or proceeding. If Indemnitor elects to settle, compromise, or satisfy any claim, action, or proceeding defended by it, the cost of any such settlement, compromise, or satisfaction will be borne entirely by Indemnitor and may be made only with the prior written consent of Indemnitee, such consent not to be unreasonably withheld.
          (5) All Parties will use all reasonable efforts to cooperate fully with respect to the defense of any claim, action, or proceeding covered by this Section 3.L.
     (M) Issuance of Shell Shares. Shell will not issue any Shell Shares except for such consideration, having a value not less than the par value thereof, as determined from time to time by the board of directors, or by the stockholders if the certificate of incorporation so provides, in accordance with Sections 152 and 153 of the DGCL.

4. Company’s Representations And Warranties.
     The Company represents and warrants to Shell that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing, as though made then and as though the Closing were substituted for the date of this Agreement throughout this Section 4, except as set forth in the disclosure schedule attached to this Agreement as Exhibit L (the “Company Disclosure Schedule”) corresponding to the Section of this Agreement, to which any of the following representations and warranties specifically relate, or as disclosed in another section of the Company Disclosure Schedule, if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, or in the Company Public Reports:
     A. Organization, Qualification, and Corporate Power. Each of Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Company and its Subsidiaries has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.
     B. Capitalization. The entire authorized capital stock of Company consists solely of 125,000,000 Company Shares, of which 48,133,738 Company Shares are issued and outstanding, and 5,000,000 shares of preferred stock, none of which are issued or outstanding. All of the issued and outstanding Company Shares have been duly authorized and are validly issued, fully paid, non-assessable and free of preemptive rights, and were issued in compliance with all applicable state and federal securities laws. Exhibits F and G set forth a full and complete listing of all Company Securities. Except as set forth in such Exhibits F and G, there are no: (1) other outstanding or authorized shares, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments of any kind that could require Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.; (2) equity securities, debt securities or instruments convertible into or exchangeable for shares of such stock; or (3) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company.
     C. Authorization of Transaction. Company has all requisite power and authority, including full corporate power and authority, to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by Company and, except as set forth herein, no other corporate proceedings on the part of Company and no shareholder vote or consent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and each Majority Stockholder. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Company and each Majority Stockholder is a party constitute the valid and legally binding obligations of Company and each such Majority

Stockholder, enforceable against Company and each such Majority Stockholder in accordance with their respective terms.
     D. Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Company or any of its Subsidiaries is subject or any provision of the charter or bylaws of Company or any of its Subsidiaries, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Other than in connection with the provisions of the DGCL, the CGLC to the extent applicable, the Exchange Act, the Securities Act, and state securities laws, neither Company nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.
     E. Filings with SEC. Except as set forth on the Company Disclosure Schedule, Company has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (collectively the “Company Public Reports”) since December 31, 2001, and, to the Knowledge of the current officers and directors of Company, since Company Public Reports were first required to be filed. Each of the Company Public Reports has complied with the Securities Act and the Exchange Act in all material respects. None of the Company Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     F. Financial Statements. Company has filed quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2006 and an annual report on Form 10-K for the fiscal year ended December 31, 2005 (“Year End”). The financial statements included in or incorporated by reference into these Company Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of Company and its Subsidiaries as of the indicated dates and the results of operations of Company and its Subsidiaries for the indicated periods and are correct and complete in all respects, and are consistent with the books and records of Company and its Subsidiaries; provided, however, that the interim statements are subject to normal year-end adjustments.
     G. Events Subsequent to Year End. Since Year End, there has not been any Adverse Change.
     H. Undisclosed Liabilities. Neither Company nor any of its Subsidiaries has any liability of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of Year End (rather than in any notes thereto) and (ii) liabilities that have arisen after Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law). As of the Closing, neither Company nor any of its Subsidiaries will have any liability of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.
     I. Brokers’ Fees. Except as set forth on the Company Disclosure Schedule, neither Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     J. Tax Treatment. Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treas. Reg. §1.368-1(d). Neither Company nor, to the Knowledge of Company, any of its Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 354 of the Code.
     K. Disclosures. The Company Statement will comply with the Exchange Act in all material respects. The Company Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading; provided, however, that Company makes no representation or warranty with respect to any information that Shell will supply specifically for use in the Company Statement. None of the information that Company will supply specifically for use in the Shell Statement or the Registration Statement will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading.
     L. Litigation. There is no action, suit, legal or administrative proceeding or investigation pending, or to Company’s Knowledge threatened, against or involving Company (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. Neither Company nor to its Knowledge any officer, director or employee of Company, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of Company. There in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring Company to take any action of any kind with respect to its business, assets or properties.
     M. Insurance. To the Knowledge of the current officers and directors of Company, no material claims were made under any policies of insurance from the formation of the Company. To the Knowledge of Company, no material claims were made under any policies of insurance from December 31, 1996 to December 31, 2001. Except as set forth on the Company Disclosure Schedule, no material claims have been made under any policies of insurance since

December 31, 2001. True, correct, and complete copies of all Company insurance policies have been made available to Shell. All current insurance policies are in full force and effect, are in amounts of a nature that are adequate and customary for Company’s business, and to the Knowledge of Company are sufficient for compliance with all legal requirements and agreements to which it is a party or by which it is bound. All premiums due on current policies or renewals have been paid, and there is no material default under any of the policies.
     N. Tax Matters.
          (1) Within the times and in the manner prescribed by law, Company has filed all federal, state and local tax returns and all tax returns for other governing bodies having jurisdiction to levy taxes upon it which are required to be filed;
          (2) Company has paid all taxes, interest, penalties, assessments and deficiencies which have become due, including without limitation income, franchise, real estate, and sales and withholding taxes;
          (3) All tax returns filed, or to be filed by Company before the Closing, for all taxable years since December 31, 2001 constitute complete and accurate representations of the respective tax liabilities of Company for such years, to the Knowledge of Company all tax returns filed by Company for all taxable years from January 31, 1997 to December 31, 2001 constitute complete and accurate representations of the respective tax liabilities of Company for such years, and to the Knowledge of the current officers and directors of Company all tax returns filed by Company for all taxable years from formation of the Company constitute complete and accurate representations of the respective tax liabilities of Company for such years.
          (4) Company has not waived or extended any applicable statute of limitations relating to the assessment of federal, state or local taxes;
          (5) No examinations of the federal, state or local tax returns of Company are currently in progress nor threatened and no deficiencies have been asserted or to its Knowledge assessed against Company as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened;
          (6) There are no pending or threatened audits, assessments or other actions relating to any liability in respect of taxes of Company by any tax authority nor are there any matters under discussion with any tax authority with respect to taxes of Company;
          (7) Company has not filed a consent pursuant to Section 341(f) of the Code relating to collapsible corporations nor has Company agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset as such term is defined in Section 341(f)(4) of the Code; and
          (8) Company has filed all required state and federal income tax returns for all periods through December 31, 2003, and will file all such returns for all periods through December 31, 2005 prior to Closing. Company does not and will not owe any taxes or penalties for any such periods.

     O. Books and Records. The general ledger and books of account of Company, all minute books of Company, all federal, state and local income, franchise, property and other tax returns filed by Company, all reports and filings with the SEC by Company, all of which have been made available to Shell, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.
     P. Contracts and Commitments. True, complete, and correct copies or lists of the following contracts and agreements, whether written or oral, have been made available to Shell:
          (1) All loan agreements, indentures, mortgages, guaranties to which Company is a party or by which Company or any of its property is bound and any other agreement evidencing indebtedness in excess of $10,000;
          (2) All pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements to which Company is a party or by which Company or any of its property is bound, evidencing indebtedness in excess of $10,000;
          (3) All contracts, agreements, commitments, purchase orders or other understandings or arrangements to which Company is a party or by which Company or any of its property is bound that involve payments or receipts by Company of more than $10,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto;
          (4) All collective bargaining agreements, employment and consulting agreements providing for payments in excess of $10,000 per year, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which Company is a party or by which Company or any of its property is bound;
          (5) All agency, distributor, sales representative, franchise or similar agreements providing for payments in excess of $10,000 to which Company is a party or by which Company or any of its property is bound;
          (6) All agreements, understandings or arrangements in excess of $10,000 individually between or among Company and any director, officer, stockholder or, to Company’s Knowledge, affiliate or family member of such Person; and
          (7) All contracts, agreements or other arrangements imposing a non-competition obligation on Company.
          (8) Every contract or agreement of any kind to which Company is a party will not bind or obligate Company in any manner as of the Closing Date.
     Q. Compliance with Agreements and Laws.

          (1) To its Knowledge, (a) Company has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets including, without limitation all necessary approvals, licenses, and permits from the FDA, except where the failure to have such permits would not reasonably be expected to have an Adverse Effect, true, correct, and complete copies or list of which has been made available to Shell; (b) Company is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous waste, land use or similar matters) relating to its properties, the enforcement of which would have an Adverse Effect; and (c) the business of Company as conducted since December 31, 1996 has not violated, and as of the Closing does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to FDA research and development regulations and approval processes, employment discrimination, occupational safety, environmental protection, hazardous waste, conservation, or corrupt practices), the enforcement of which would have an Adverse Effect. To the Knowledge of the current officers and directors of Company, the business of Company from formation did not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to FDA research and development regulations and approval processes, employment discrimination, occupational safety, environmental protection, hazardous waste, conservation, or corrupt practices), the enforcement of which would have an Adverse Effect. Company has not had notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance.
          (2) To its Knowledge, Company is not in violation of any federal, state, county or municipal authority law, ruling, order, decree, regulation, permit, or other environmental or hazardous waste requirement applicable to Company relating to health, safety, pollution, hazardous waste, environmental or other similar matters, which has not been entirely corrected and which has or would reasonably be expected to have an Adverse Effect.
     R. Employee Relations.
          (1) To its Knowledge, Company is in material compliance with all federal, state, and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.
          (2) None of the employees of Company is represented by any labor union;
          (3) There is no unfair labor practice complaint against Company pending before the National Labor Relations Board or any state or local agency;
          (4) There is no pending labor strike or other material labor trouble affecting Company (including, without limitation, any known organizational drive); and
          (5) There is no material labor grievance pending against Company.

     S. Employee Benefit Plans.
          (1) Company has no (a) employee benefit plans as defined in ERISA Section 3(3), (b) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, or (c) material unexpired severance agreements with any current or former employee of Company.
          (2) With respect to such plans, individually and in the aggregate, no event has occurred and, to its Knowledge, there exists no condition or set of circumstances in connection with which Company could be subject to any liability that is reasonably likely to have an Adverse Effect under ERISA, the Code or any other applicable law.
          (3) With respect to such plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, which obligations are reasonably likely to have an Adverse Effect.
          (4) Except as set forth on the Company Disclosure Schedule, Company is not a party to any (a) agreement with any officer or other key employee of Company, (b) agreement with any officer of Company providing any term of employment or compensation guarantee extending for a period longer than the Closing, or (c) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, which will remain in effect or have any benefits as of the Closing.
     T. Indebtedness to and from Affiliates. Except as set forth on the Company Disclosure Schedule, Company is not indebted, directly or to its Knowledge indirectly, to any officer, director or greater than 10% stockholder of Company in any amount other than for salaries for services rendered or reimbursable business expenses, and no such Person is indebted to Company except for advances made to employees of Company in the ordinary course of business to meet reimbursable business expenses.
     U. Banking Facilities. Its disclosure schedule sets forth a true, correct, and complete list of:
          (1) Each bank, savings and loan or similar financial institution in which Company has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by Company thereat; and
          (2) The names of all signatories authorized to draw on each such account or to have access to any such safety deposit box facility.
     V. Powers of Attorney and Suretyships. Company does not have (i) any general powers of attorney outstanding, whether as grantor or grantee thereof, or (ii) except as reflected in its financial statements, any obligation or liability, whether actual, accrued, accruing, contingent or otherwise, as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.
     W. Conflicts of Interest. Except as set forth in Section 4.T hereof or on the Company Disclosure Schedule, no officer, director, or greater than ten percent (10%) stockholder of Company nor, to its Knowledge, any affiliate of any such Person, now has or within the last three (3) years had, either directly or indirectly:
          (1) An equity or debt interest in any Person that furnishes or sells or during such period furnished or sold services or products to Shell, or purchases or during such period purchased from Company any goods or services, or otherwise during such period did business with Company; or
          (2) A beneficial interest in any contract, commitment or agreement to which Company is or was a party or under which Company is or was obligated or bound or to which its properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between Company and such persons in their capacities as employees, officers, directors or stockholders of Company.
     X. Stockholder Claims. There are no existing claims against Company by any current or former stockholder of Company, and to the Knowledge of Company, no facts or circumstances reasonably likely to result in any such claim.
     Y. Affiliates. Except as set forth on the Company Disclosure Schedule,, there are no persons other than the Parties who, to the Knowledge of Company, may be deemed to be Affiliates of Company.
     Z. Intellectual Property.
          (1) No claim has been asserted to Company that the conduct of the business of Company as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party, and to the Knowledge of Company, the conduct of the business of Company as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party;
          (2) Except as set forth on the Company Disclosure Schedule, with respect to each item of Intellectual Property owned by Company and material to the business, financial condition or results of operations of Company (the “Company Owned Intellectual Property”), Company is the sole and exclusive owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its business;
          (3) With respect to each item of Intellectual Property licensed to Company that is material to the business of Company as currently conducted (the “Company Licensed Intellectual Property”), Company has the right to use such Company Licensed Intellectual Property in the continued operation of its business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property;

          (4) The Company Owned Intellectual Property has not been adjudged invalid or unenforceable, in whole or in part, by any governmental agency, authority, or court of competent jurisdiction; to the Knowledge of Company, the Company Owned Intellectual Property is valid and enforceable, and no Person is engaging in any activity that infringes upon the Company Owned Intellectual Property; and
          (5) With the exception of the execution of the License Agreement, neither the execution of this Agreement nor the consummation of any transaction pursuant hereto shall adversely affect any of Company’s rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.
5. Shell’s Representations And Warranties.
     Each of Shell and Merger Subsidiary represents and warrants to Company that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Section 5, except as set forth in the except as set forth in the disclosure schedule attached this Agreement as Exhibit M (the “Shell Disclosure Schedule”) corresponding to the Section of this Agreement, to which any of the following representations and warranties specifically relate, or as disclosed in another section of the Shell Disclosure Schedule, if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement:
     A. Organization. Each of Shell and Merger Subsidiary is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation). Merger Subsidiary has had no business operations since inception, and has no assets or liabilities of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.
     B. Capitalization.
          (1) The authorized capital stock of Shell, and the Shell Shares issued and outstanding as of the date of this Agreement, are as set forth in the Shell Public Reports. To Shell’s Knowledge, there are no: (a) other outstanding or authorized shares, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments of any kind that could require Shell to issue, sell, or otherwise cause to become outstanding any of its capital stock; (b) equity securities, debt securities or instruments convertible into or exchangeable for shares of such stock; or (c) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Shell.
          (2) The entire authorized capital stock of Merger Subsidiary consists of one thousand (1,000) shares of common stock, none of which are issued or outstanding. There are no: (a) other outstanding or authorized shares, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments of any kind that could require Merger Subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock; (b) equity securities, debt securities or instruments convertible into or exchangeable for shares of such stock; or (c) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Merger Subsidiary.
     C. Authorization of Transaction. Each of Shell and Merger Subsidiary has all requisite power and authority, including full corporate power and authority, to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Shell and Merger Sub and the consummation by Shell and Merger Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by Shell and Merger Subsidiary and, except as set forth herein, no other corporate proceedings on the part of Shell or Merger Subsidiary and no shareholder vote or consent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Shell and Merger Subsidiary. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which each of Shell, Merger Subsidiary and CNL is a party constitute the valid and legally binding obligations of each of Shell, Merger Subsidiary and CNL, enforceable against Shell, Merger Subsidiary and CNL in accordance with their respective terms.
     D. Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Shell or Merger Subsidiary is subject or any provision of the charter, bylaws, or other governing documents of either Shell or Merger Subsidiary or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Shell or Merger Subsidiary is a party or by which it is bound or to which any of its assets is subject except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the DGCL, the Exchange Act, the Securities Act, and applicable state securities laws, neither Shell nor Merger Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.
     E. Filings with SEC. Except as set forth on the Shell Disclosure Schedule, to the Knowledge of the current officers and directors of Shell: Shell has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (collectively the “Shell Public Reports”) since Shell Public Reports were first required to be filed; each of the Shell Public Reports has complied with the Securities Act and the Exchange Act in all material respects; none of the Shell Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     F. Financial Statements. Shell has filed a quarterly report on Form 10-Q for the fiscal quarter ended March 31 or June 30, 2006, and an annual report on Form 10-K for the fiscal year ended December 31, 2005 (“Year End”). Except as set forth on the Shell Disclosure Schedule, to the Knowledge of the current officers and directors of Shell, the financial statements included in or incorporated by reference into the Shell Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of Company and its Subsidiaries as of the indicated dates and the results of operations of Shell and its Subsidiaries for the indicated periods and are correct and complete in all respects, and are consistent with the books and records of Shell and its Subsidiaries; provided, however, that the interim statements are subject to normal year-end adjustments.
     G. Events Subsequent to Year End. Except as set forth on the Shell Disclosure Schedule, to the Knowledge of the current officers and directors of Shell, there has not been any Adverse Change since Year End.
     H. OTCBB Eligibility. To the Knowledge of the current officers and directors of Shell, Shell meets all issuer and equity security requirements to permit an NASD member to quote the Shell Shares on, the OTC Bulletin Board, other than the requirements of the Securities Act and applicable state securities laws.
     I. Form S-3 Eligibility. To the Knowledge of the current officers and directors of Shell, Shell meets all Registrant Requirements in order to use Form S-3 for the registration of securities under the Act, including without limitation all requirements set forth in Section I.A of the General Instructions to Form S-3 promulgated by the SEC.
     J. Undisclosed Liabilities. Except as set forth on the Shell Disclosure Schedule, to the Knowledge of the current officers and directors of Shell, neither Shell nor Merger Subsidiary has any liability of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes, except for (1) liabilities set forth on the face of the balance sheet dated as of Year End (rather than in any notes thereto) and (2) liabilities that have arisen after Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).
     K. Brokers’ Fees. Neither Shell nor Merger Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Company or any of its Subsidiaries could become liable or obligated.
     L. Tax Treatment. It is the present intention of Shell to continue at least one significant historic business line of Company, or to use at least a significant portion of Company’s historic business assets in a business, in each case within the meaning of Treas. Reg.

§1.368-1(d). Neither Shell or Merger Subsidiary nor, to the Knowledge of Shell, any of their Affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 354 of the Code.
     M. Disclosure. The Shell Statement and the Registration Statement will comply with the Securities Act in all material respects. The Shell Statement and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading; provided, however, that Shell makes no representation or warranty with respect to any information that Company will supply specifically for use in the Shell Statement or the Registration Statement. None of the information that Shell and Merger Subsidiary will supply specifically for use in the Company Statement will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading.
     N. Litigation. There is no action, suit, legal or administrative proceeding or investigation pending, or to Shell’s Knowledge threatened, against or involving Shell (either as a plaintiff or defendant) before any court or governmental agency, authority, body or arbitrator. Neither Shell nor to its Knowledge any officer, director or employee of Shell, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of Shell, Merger Subsidiary, or Company. There in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring Shell to take any action of any kind with respect to its business, assets or properties.
     O. Books and Records. The general ledger and books of account of Shell, all minute books of Shell, all federal, state and local income, franchise, property and other tax returns filed by Shell, all reports and filings with the SEC by Shell, all of which have been made available to Company, are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.
     P. Stockholder Claims. There are no existing claims against Shell by any current or former stockholder of Shell, and to Shell’s Knowledge, no facts or circumstances reasonably likely to result in any such claims.
     Q. Affiliates. Except for the Parties, there are no persons who, to the Knowledge of Shell, may be deemed to be Affiliates of Shell.
     R. Operations of Merger Subsidiary. Merger Subsidiary is a direct, wholly owned subsidiary of Shell, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

6. Termination of Merger Transaction.
     A. Termination. Any of the Parties may terminate the Merger Transaction with the prior authorization of its board of directors, before or after stockholder approval, only as provided in this Section 6.A below:
          (1) Shell may terminate the Merger Transaction by giving written notice to Company within ninety (90) days following the date of this Agreement if Shell is not reasonably satisfied with the results of its due diligence regarding the Company.
          (2) Shell may terminate the Merger Transaction by giving written notice to Company at any time prior to the Closing of the Merger in the event of an Uncured Breach by Company.
          (3) Company may terminate the Merger Transaction by giving written notice to Shell and Merger Subsidiary at any time prior to the Closing of the Merger in the event of an Uncured Breach by Shell or Merger Subsidiary.
          (4) Company may terminate the Merger Transaction if the Closing of the Merger shall not have been consummated on or before December 1, 2006, and either Party may terminate the Merger Transaction if the Closing of the Merger shall not have been consummated on or before close of business on Friday, December 29, 2006; provided, however, that the right to terminate the Merger Transaction under this Section 6.A(4) shall not be available to any party whose Uncured Breach has been the cause of, or resulted in, the failure of the Closing of the Merger to have been consummated on or before such date. For the avoidance of doubt, notwithstanding any other provision of this Agreement, under no circumstances, other than as caused by its own Uncured Breach, will Shell have any obligation to issue or deliver any Shell Shares after December 31, 2006, unless the Parties mutually agree to extend such date.
          (5) Either Party may terminate the Merger Transaction, if a Governmental Authority of competent jurisdiction shall have issued an order or taken any other action, in each case which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the Closing of the Merger.
     B. Effect of Termination. If the Merger Transaction is terminated pursuant to Section 6.A:
          (1) Company shall absolutely, unconditionally, validly and irrevocably sell, transfer, grant and assign to Shell all of the Technology, including, but not limited to, the sole and exclusive right, in perpetuity and throughout the Territory, to use, improve, expand and otherwise exploit the Technology, to make (and have made), use, and sell the Licensed Products, and otherwise to practice the inventions and the art that is embodied or described in the Licensor Patents, the Licensor Patent Applications, and any improvements thereto made in whole or in part by Licensor (whether or not patented) in connection with the Technology (each such capitalized term as defined in the License Agreement), (the “Technology Transaction”);

          (2) At the Closing of the Technology Transaction and in consideration of the transfer provided for in Section 6.B(2)(a), Shell shall deliver to Company validly issued, fully paid and non-assessable Shell Shares in one of the following amounts:
               (i) If notice of termination is given pursuant to Section 6(A)(2) or (4), Nine Million Six Hundred Thousand (9,600,000) Shell Shares; or
               (ii) If notice of termination is given pursuant to Section 6(A)(1), (3) or (5), Twelve Million Four Hundred Eighty Thousand (12,480,000) Shell Shares;
Provided, however, that if the total number of Shell Shares outstanding as of the date of this Agreement is other than Ten Million Four Hundred Thousand (10,400,000), the number of Shell Shares provided for in this Section 6.B(2) will be proportionately adjusted in accordance with the Conversion Ratio as set forth in Section 1.F(5)(a); and
Provided, further, that if it is later determined by an arbitrator or court of competent jurisdiction that a notice of termination was improper, or that the Agreement was terminated on a different basis or pursuant to a different provision, the number of Shell Shares to be issued pursuant to this Section 6.B(2) will be retroactively adjusted to the correct umber pursuant to one of the foregoing subsections, and any difference between the Shell Shares issued and the Shell Shares determined to be correct will be issued or returned for cancellation by the appropriate Party to the other within ninety (90) days of any such final determination; and
          (3) Except for the provisions of Sections 1, 7 and 8 of the License Agreement, which shall remain in full force and effect and be deemed incorporated herein by reference, the License Agreement shall thereafter be terminated and be of no further force or effect whatsoever.
7. Definitions.
     “Adverse Effect” or “Adverse Change” means any effect or change that would be, or could reasonably be expected to be, materially adverse to the business, assets, financial condition, operating results, operations, or business prospects of Company, or to the ability of Company to consummate timely the transactions contemplated by this Agreement, regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Shell has knowledge of such effect or change on the date hereof, including any adverse change, event, development, or effect arising from or relating to: (a) general business or economic conditions, including such conditions related to the business of Company, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets, including any general suspension of trading in, or limitation on prices for, securities on any national exchange or trading market, (d) changes in GAAP, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, and (f) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.
     “CGCL” means the Corporations Code of the State of California, as amended.
     “CNL” means Consolidated National, LLC, a California limited liability company.
     “Code” means the Internal Revenue Code of 1986, as amended, or any succeeding law.
     “Company Share” means any share of the common stock, $0.01 par value per share, of Company.
     “Company Stockholder” means any Person who holds any Company Shares.
     “Confidential Information” means material non-public information concerning the business and affairs of Company and its Subsidiaries, that is confidential or proprietary in nature, relating to (a) Company’s proprietary technology, including any patent applications, trade secrets, methods, data, processes, formulas, instrumentation, techniques, know-how, procedures, enhancements or improvements, or (b) Company’s products or services, systems, finances, methods of operation, strategy, business plans, prospective or existing contracts or other business arrangements, that Company uses reasonable efforts to identify as Confidential Information when provided. Confidential Information does not include information that is or becomes: (i) part of the public domain through no act or omission of the receiving Party, (ii) developed independently by the receiving Party, or (iii) lawfully provided to the receiving Party by a third party not subject to an obligation of confidentiality or otherwise prohibited from transmitting the information.
     “DGCL” means the General Corporation Law of the State of Delaware, as amended.
     “Dissenting Share” means any Company Share held of record by any stockholder who has exercised applicable appraisal rights under the DGCL.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “FDA” means the Food and Drug Administration, or any successor agency.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
     “Governmental Authority” means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
     “Intellectual Property” means (a) United States, non-United States and international patents, patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, and (d) confidential and proprietary information, including trade secrets and know-how.
     “IRS” means the Internal Revenue Service.
     “Knowledge” means actual knowledge after reasonable investigation.
     “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
     “Majority Stockholders” means Victor Gura, M.D., Robert M. Snukal and Leonardo Berezovsky, M.D., individually and as Trustee of all Trusts holding Company Shares of which he is a Trustee.
     “Merger Documents” means this Agreement, the Affiliate Agreements, the Voting Agreements, the Registration Statement, the Company Statement, the Shell Statement, the AADP Agreement, all SEC filings, all filings made pursuant to applicable state securities laws, and any other documents executed or filed in connection with the transactions contemplated herein (but excluding the License Agreement).
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice, including with respect to nature, quantity and frequency.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Shell Securities” means any Shell Share and any security exercisable or convertible into Shell Shares.
     “Shell Share” means any share of the common stock of Shell.
     “Shell Stockholder” means any Person who holds any Shell Shares.
     “Stockholder Approval” means the effective affirmative vote of the holders of a majority of the Company Shares or Shell Shares, as the case may be, in favor of this Agreement and the Merger.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons will be allocated a majority of such business entity’s gains or losses or will be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” will include all Subsidiaries of such Subsidiary.
     “Uncured Breach” means an unexcused breach of any material representation, warranty or covenant contained in this Agreement, in any material respect, following written notice reasonably specifying the breach and the demanded manner of cure, if and when the breach has continued without cure for a period of thirty (30) days after the notice of breach.
8. General.
     A. Press Releases and Public Announcements. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith based upon advise of counsel is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).
     B. No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     C. Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.
     D. Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
     E. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service, (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Shell or Merger Subsidiary:
Xcorporeal, Inc.
c/o Greenberg Traurig, LLP
2450 Colorado Avenue, Suite 400E
Attn: Terren S. Peizer
Fax: (310) 586-0286
With a copy to:
Greenberg Traurig, LLP
2450 Colorado Avenue, Suite 400E
Santa Monica, California 90404
Attn: John C. Kirkland, Esq.
Fax: (310) 586-0286
If to Company:
National Quality Care, Inc.
9033 Wilshire Boulevard, Suite 501
Beverly Hills, California 90211
Attention: Robert M. Snukal
Fax: (310) 840-5681
With a copy to:
Jenkins & Gilchrist, LLP
12100 Wilshire Boulevard, 15th Floor
Los Angeles, California 90025
Attn: Jeffrey P. Berg, Esq.
Fax: (310) 820-8859
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     F. Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     G. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, shall be resolved by final and binding arbitration before a retired judge at JAMS or its successor in Santa Monica, California. The expenses of arbitration, the reasonable fees and costs of legal counsel, experts, and evidence shall be awarded to the prevailing party. Any interim or final award of the arbitrator may be entered in any court of competent jurisdiction.

     H. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     I. Attorneys and Expenses. All Parties have been represented by their own separate counsel in connection with this Agreement and the transactions contemplated hereby: Greenberg Traurig, LLP and its attorneys have solely represented the interests of CNL and Shell, and Jenkens & Gilchrist and its attorneys have solely represented the interests of Company. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     J. Attorneys’ Fees. If attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorney’s fees and costs incurred in connection therewith, including on appeal therefrom.
     K. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” will mean including without limitation. Time is of the essence of each provision of this Agreement.
     L. Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.
     M. Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the DGCL. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by all of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the Party making such waiver nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.
     N. Survival. All of the representations, warranties, and covenants of the Parties contained in this Agreement shall survive the Closing, and continue in full force and effect for a period of one (1) year thereafter.

     O. Termination of Agreement. Any of the Parties may jointly terminate this Agreement with the prior authorization of its board of directors, before or after stockholder approval, by mutual written consent at any time prior to the Closing.
     P. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile, each of which will be deemed an original, and all of which together will constitute one and the same instrument.
     Q. Entire Agreement. This Agreement, including the attached Exhibits and documents referred to herein, constitutes the entire agreement among the Parties, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral. Neither party has relied upon any promise, representation or undertaking not expressly set forth herein. To the extent that there is any conflict between any provision in this Agreement and any provision in any other agreement to which the Parties are also parties, the provision of this Agreement shall govern.
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY:

NATIONAL QUALITY CARE, INC.

By:	/s/ Robert M. Snukal
Robert M. Snukal, Chief Executive Officer

By:	/s/ Victor Gura
Victor Gura, M.D., Chief Scientific Officer

SHELL:

XCORPOREAL, INC.

By:	/s/ Terren S. Peizer
Terren S. Peizer, Chairman of the Board

MERGER SUBSIDIARY:

NQCI ACQUISITION CORPORATION

By:	/s/ Terren S. Peizer
Terren S. Peizer

XCORPOREAL, INC.
2008 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of XCORPOREAL, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated September __, 2008, and hereby appoints Terren S. Peizer and Robert Weinstein, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of the Company, to be held on Friday, October __, 2008, at 10:00 a.m., local time, at The Water Garden, 1620 26th Street, Sixth Floor, North Tower, Santa Monica, California, and at any adjournment or adjournments thereof, and to vote all shares of the Company’s common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the adoption of a classified board, FOR allowing stockholder action only at meetings, FOR the election of directors, FOR approval of the technology transaction, FOR approval of the increase in the number of authorized shares, and as said proxies deem advisable on such other matters as may come before the meeting.

A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

(Continued and to be signed and dated on the other side.)

XCORPOREAL, INC.

Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.

☐ Votes must be indicated (x) in Black or Blue ink.

1. AMENDMENT TO CERTIFICATE OF INCORPORATION
A.	TO PROVIDE FOR CLASSIFIED BOARD OF DIRECTORS	☐ FOR	☐ AGAINST	☐ ABSTAIN
B.	TO REQUIRE STOCKHOLDER ACTION BE TAKEN ONLY AT MEETINGS	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	ELECTION OF DIRECTORS	☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY to vote for all nominees listed below	☐ *EXCEPTIONS
Terren S. Peizer, Marc G. Cummins, Daniel S. Goldberger, Victor Gura, M.D., Kelly J. McCrann, Hans Polaschegg and Jay A. Wolf

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)
* Exceptions

3.	APPROVAL OF ISSUANCE OF SHARES FOR TECHNOLOGY TRANSACTION	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	APPROVAL OF INCREASE IN AUTHORIZED SHARES	☐ FOR	☐ AGAINST	☐ ABSTAIN

and upon such matters which may properly come before the meeting or any adjournment or adjournments thereof.
To change your address, please mark this box. ☐

To include any comments, please mark this box. ☐

(This Proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.)

Date

Share Owner sign here

Co-Owner sign here